EXHIBIT NO. 10.131

                                AGREEMENT OF SALE


         AGREEMENT made this day of January, 1998, by and between Lancer Associates, L.L.C. and The Moorestown Twosome, both having an office at 840 North Lenola Road, Moorestown, New Jersey 08507 (hereinafter collectively called "Seller") and MACK-CALI REALTY, L.P., a Delaware limited partnership, having an office at 11 Commerce Drive, Cranford, New Jersey 07016 (hereinafter called "Purchaser").
                                               W I T N E S S E T H:
         FOR AND IN CONSIDERATION of the mutual covenants hereinafter contained:

         31. AGREEMENT TO SELL AND PURCHASE.
                  (a) Seller hereby agrees to sell and convey, and Purchaser hereby agrees to purchase, subject to the conditions set forth herein, those certain plots, pieces or parcels of land ("Lands"), together with all buildings and improvements located thereon or to be constructed thereon, and any appurtenances or hereditaments appertaining thereto ("Improvements"), located in the Township of Moorestown, County of Burlington, State of New Jersey (hereinafter referred to collectively as the "Premises"). The Lands and Improvements are known and designated by address and by Block and Lot on the Township's Tax Map, as set forth on Schedule "A", attached hereto and made a part hereof, and are more particularly described on Schedule "B", attached hereto and made a part hereof.
                  (b) This sale includes, for no additional consideration, all of the right, title and interest, if any, of Seller in and to the following:
                           (i)  All fixtures, equipment and articles of
personal property necessary or appropriate for the operation or use of each Premises, and any replacements or substitutions therefor and additions thereto ("Personal Property"), all trade names and fictitious names used by Seller in connection with any Premises ("Names"), and all documents, records and books of account relating to the construction, ownership, leasing, operation, management, maintenance and/or financing of any Premises, which are in the possession or control of Seller ("Records"). All of said Personal Property, Names and Records shall be included in the deeds of conveyance, Bills of Sale and/or assignments to be delivered at Closing (as hereinafter defined), as Purchaser may request;
                           (ii) Any land lying in the bed of any street, or
road open or proposed in front of, adjacent to, or adjoining any Premises, to the center lines thereof, and any future award, if any, for damages to said Premises by reason of change of grade of any street and all rights of way appurtenant thereto ("Appurtenant Property"); and Seller shall execute and deliver to Purchaser, at Closing or thereafter, on demand, all proper instruments for the conveyance of such title and for the assignment and collection of any such award.
         The Premises, Personal Property, Names, Records and Appurtenant Property are referred to herein singularly or collectively as the "Property" or "Properties".
         32. PURCHASE PRICE.
                  (a) The Closing for each Property will be conducted in phases as each Property is improved with Improvements in accordance with the terms of this Agreement. The purchase price for each Property (the "Purchase Price") shall be an amount equal to the Capitalized Value (as hereinafter defined) for such Property, subject to the closing adjustments and prorations described in Paragraph 9.
                  (b) (i) The term "Capitalized Value" means, with respect to a Property, an amount determined after Leasing Stabilization (as hereinafter defined) for such Property having been achieved, by dividing (a) projected Net Operating Income (as hereinafter defined) for each Property for the twelve (12) month period succeeding the proposed Closing Date (as hereinafter defined) for the applicable Property, by (b) the Applicable Cap Rate (as hereinafter defined).
                           (ii)   The term "Net Operating Income" means, with
respect to a Property, the sum of (a) Gross Cash Receipts (as hereinafter defined) for such Property, less (b) the Operating Expenses (as hereinafter defined) for such Property.
                           (iii)  The term "Gross Cash Receipts" means all
projected revenues derived from Leases (as hereinafter defined) for such Property determined on an accrual basis for the twelve (12) month period succeeding the proposed Closing Date for such Property, including from
(1) rental of space at such Property, (2) parking facilities at such Property,
(3) concessions, (4) other miscellaneous operating sources, and (5) rental interruption insurance, if any, and shall not include deposits until the same are forfeited by the person making such deposits or advance rentals until such time as they are earned by Seller. Gross Cash Receipts shall not include insurance loss proceeds (except for any proceeds from rental interruption insurance) or any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain or any proceeds from financing, sale, exchange or other disposition of such Property.
                           (iv)  The term "Operating Expenses" means, any and
all projected costs and expenses of operation and management of such Property determined on an accrual basis for the twelve (12) month period succeeding the proposed Closing Date for such Property, excluding any costs incurred as a result of environmental testing and/or remediation, depreciation and other non-cash expenditures, and including real estate taxes, insurance, administrative and other management fees paid to third parties, maintenance and repairs, incurred in connection with such Property and any and all other expenses which under generally accepted accounting principles are regarded as expenses of the Property as set forth in the Approved Project Pro-Forma

(as hereinafter defined).
                           (v)  The "Applicable Cap Rate" shall be determined
by first establishing the Cost Cap (as hereinafter defined) and then selecting the corresponding Applicable Cap Rate based on the following schedule:

         Cost Cap:                                        Applicable Cap Rate:

         10.6% and below                                       10.1%
         greater than 10.6% to 11%                             10.2%
         greater than 11% to  11.5%                            10.3%
         greater than 11.5%                                    10.4%
                           (vi)  The "Cost Cap" with respect to a Property
shall be determined once Leasing Stabilization has been achieved for such Property by dividing (a) the projected Net Operating Income for such Property for the twelve (12) month period succeeding the proposed Closing Date, by (b) the Project Costs (as hereinafter defined) for such Property.
                           (vii)  The term "Project Costs" means an amount
equal to the sum of, without duplication, (1) all Hard Costs (as hereinafter defined), (2) all Soft Costs (as hereinafter defined) and (3) an amount equal to the product of (a) Land Value (as hereinafter defined) and (b) the number of acres contained in the Property upon which the particular Improvements are being constructed.
                           (viii)   The term "Soft Costs" means all costs
incurred in connection with the construction of Improvements and initial leasing of a particular Property which are not properly categorized as Hard Costs or Operating Expenses as more particularly set forth in the Approved Project Pro-Forma (as hereinafter defined) and shall include, (1) construction period interest, (2) lease brokerage commissions, (3) commitment fees for construction financing, (4) title insurance, (5) surveys (including the "as-built" survey required by the terms of Paragraph 4(f)) and plans, (6) appraisals, (7) permits, licenses and temporary and permanent certificates of occupancy, (8) professional fees, including architects, engineers, accountants and attorneys, (9) insurance, including fire, extended coverage and all risk, (10) real estate taxes and assessments, water rates, sewer charges and utility charges and (11) a developer's fee in the amount of seven (7%) percent of the Hard Costs and Soft Costs for such Property. Soft Costs shall not include any costs incurred as a result of environmental testing and/or remediation.
                           (ix) The term "Hard Costs" means the costs and
expenses in respect of supplying goods, services, materials, labor (including fringe benefits), equipment and fixtures for and in connection with the construction of Improvements on a particular Property, including overhead equal to the Applicable Overhead Percentage (as hereinafter defined) of Hard Costs and profit equal to the Applicable Profit Percentage (as hereinafter defined) of Hard Costs. The "Applicable Overhead Percentage" and "Applicable Profit Percentage" shall be determined by first establishing the Hard Costs incurred directly by McGarvey Construction Co., Inc. and the Hard Costs incurred by all subcontractors for a particular Property and converting same to a percentage based upon the following fraction:
         McGarvey Construction Co., Inc. Hard Costs = the Percentage
         McGarvey Construction Co., Inc. Hard Costs
         plus all third party Subcontractor costs
and then selecting the corresponding Applicable Overhead Percentage and Applicable Profit Percentage based on the following schedule:
                                            Applicable              Applicable
                                            Overhead                Profit
         Percentage                         Percentage              Percentage

40% or greater                                 10.0%                   10.0%

greater than 30% but
less than 40%                                   7.5%                    7.5%

30% or less                                     5.0%                    5.0%

                           (x) The term "Land Value" shall initially mean an
amount equal to Eighty-Five Thousand ($85,000.00) Dollars per acre. On the first anniversary of the date of this Agreement and on each anniversary thereafter, the Land Value shall be the greater of (A) Eighty-Five Thousand ($85,000.00) Dollars per acre, or (B) a sum equal to Eighty-Five Thousand ($85,000.00) Dollars per acre and that percentage of said amount as is equal to the percent of increase, if any, in the Consumer Price Index for All Urban Consumers (revised CPI-U) New York - Northeastern New Jersey, All Items revised 1982-1984 equals 100 published by the Bureau of Labor Statistics, U.S. Department of Labor

(hereinafter called the "Index"), as of the date of this Agreement over the said Index as of the anniversary of the date of this Agreement immediately preceding the date of receipt of the Approved Project Pro-Forma for a particular Property; provided, however, that in no event shall the Land Value be greater than Ninety Thousand ($90,000.00) Dollars per acre (the "Land Value Limit"). Notwithstanding the foregoing, the Land Value Limit shall not be applicable to Block 3500, Lot 49, Moorestown, New Jersey. In the event the Index hereinabove referred to ceases to incorporate a significant number of the items set forth therein as of the date hereof, or if a substantial change occurred in the manner of computing such Index, then the Index shall be deemed to be the figure that would have resulted had no change occurred in the manner of computing such Index. In the event the Index (or a successor or substitute index) becomes unavailable, a reliable governmental or other nonpartisan publication evaluating the information theretofore used in determining the Index shall be used in lieu of such Index. In the event of any dispute between the parties as to the manner of computing any adjustment in the Land Value, or as to the Index to be used, or as to any other matter arising under this Paragraph 2, such dispute shall be resolved by arbitration as provided in Subparagraph (c) below. Purchaser shall have the right to audit Seller's books and records to verify Seller's calculation of Project Costs. Upon Purchaser's request, Seller shall promptly deliver to Purchaser copies of relevant backup materials (including, but not limited to, contracts, correspondence and paid invoices) reasonably required by Purchaser.
                  (c) Either party may at any time request arbitration for determining the Hard Costs, Soft Costs, Applicable Overhead Percentage, Applicable Profit Percentage, the Land Value, Index to be used and/or the Applicable Cap Rate for a particular Property. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and said dispute shall be determined in Trenton, New Jersey, by a panel of three arbitrators, in accordance with the rules when obtaining of the American Arbitration Association (or any organization which is the successor thereto) (the "AAA"). Each party shall, within ten (10) days after the request for arbitration, each choose one arbitrator and the two (2) arbitrators shall, within ten (10) days after appointment, choose a third arbitrator. If the two (2) arbitrators chosen by Seller and Purchaser do not agree upon a third (3rd) arbitrator within the time provided, the third (3rd) arbitrator shall be appointed by the AAA. The award in such arbitration may be enforced on the application of either party by the order of judgment of a court of competent jurisdiction. The fees and expenses of any arbitration shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and the additional expenses of presenting its own proof.

                  (d) The Purchase Price for a Property shall be payable at the Closing of each Property by immediately available funds in accordance with wiring instructions of Seller.
                  (e) Notwithstanding anything to the contrary contained in this Agreement, the Applicable Cap Rate for 41 Twosome Drive (Flex XX) and 915 North Lenola Road (Flex XXVI) shall be 9.8%.
         33. DEPOSIT.
                  (a) Upon achieving Leasing Stabilization for a particular Property, Purchaser shall deliver to Escrow Agent (as hereinafter defined in Paragraph 3.(b) hereof) an irrevocable letter of credit in substantially the form of the letter of credit annexed hereto as Schedule "E" (the "Letter of Credit") in the sum of five (5%) percent of the projected Purchase Price for such Property.
                  (b) The Letter of Credit shall be deposited with Archer & Greiner, Esqs., attorneys for Seller ("Escrow Agent"), and shall be held by Escrow Agent in accordance with the provisions of Paragraph 24 hereof (unless otherwise stated), subject to the following terms:
                           (i)  At Closing of the particular Property
hereunder, the Letter of Credit shall be delivered to Purchaser;
                           (ii)  If this Agreement is terminated pursuant to
its terms except for Purchaser's default, the Letter of Credit shall be delivered immediately to Purchaser without application of Paragraphs 24(d)-(h);
                           (iii)  If this Agreement is terminated due to

Purchaser's default, the Letter of Credit shall be delivered immediately to Seller as liquidated damages pursuant to Paragraph 18 hereof; and
                           (iv) If this Agreement is terminated by Purchaser
for any other reason, including due to Seller's default, the Letter of Credit shall be delivered to Purchaser.
         34. CONSTRUCTION OF IMPROVEMENTS.
                  (a) Simultaneously with the execution and delivery of this Agreement, Purchaser has entered into a certain Agreement of Sale with Seller and certain affiliates of Seller (the "Agreement of Sale") relating to certain property in the vicinity of a portion of the Properties (the "Adjacent Properties"), more particularly described on Schedule "F" annexed hereto and made a part hereof. As an inducement for Purchaser to execute and deliver this Agreement, Seller covenants and agrees, that from and after the date hereof, at anytime when the Adjacent Properties Leasing Threshold (as hereinafter defined) is not satisfied, Seller shall not commence construction of any Improvements on the Properties or any portion thereof provided, however, that Seller shall have the right to complete any construction commenced in accordance herewith. Upon breach of the aforesaid covenant by Seller, Purchaser shall have all remedies given to it at law and in equity, including, the right to obtain injunctive relief and/or to commence and prosecute an action for damages. "Adjacent Properties Leasing Threshold" means, with respect to the Adjacent Properties, leases for ninety

(90%) percent of the aggregate Floor Area (as hereinafter defined) therein have been executed and are in full force and effect (without landlord having declared a default pursuant to such leases), the tenants thereof shall have accepted delivery of possession of their respective premises and the security deposit, if any, and at least one (1) months rent has been paid by each such tenant. "Floor Area" means the floor area stated in square feet bounded by the exterior faces of the exterior walls of a particular building. Any reference to Floor Area of a building shall mean the floor areas of all levels or stories of such building, excluding any roof, any interior basement level, any mechanical room, enclosed or interior truck dock, interior common areas and areas used by the landlord for storage, for housing meters and/or other equipment or for other purposes.
                  (b) At such times as the Adjacent Properties Leasing Threshold is satisfied and Seller shall desire to construct Improvements on a Property, it shall so notify Purchaser or its successors and/or assigns (the "Project Commencement Notice"). In such event, Seller shall prepare a project pro-forma budget for development of the particular Property (the "Project Pro-Forma") generally in the form annexed hereto as Schedule "D" and made a part hereof and deliver same to Purchaser or its successors and/or assigns within thirty (30) days of the Project Commencement Notice. The Project Pro-Forma shall set forth the estimate of all Project Costs of developing and constructing Improvements on the particular Property, including, all Hard

Costs; all Soft Costs; the Land Value; the time for commencement, completion and rent-up; all details of the financing and equity funds required for the project; the cost of tenant improvements; the percentage of office Floor Area and warehouse Floor Area within all proposed tenant spaces; and anticipated lease terms. Upon receipt of the Project Pro-Forma for a particular Property, Purchaser shall have ten (10) days to approve or disapprove the Project Pro-Forma. If Purchaser disapproves the Project Pro-Forma, it shall so notify Seller, which notice shall specify the items to which Purchaser does not approve. Seller shall revise the Project Pro-Forma in accordance with any reasonable requirements of Purchaser and resubmit same to Purchaser for Purchaser's approval within ten (10) days after receipt of Purchaser's notice of disapproval. The revisions and resubmissions shall continue until Purchaser shall have approved the Project Pro-Forma (the "Approved Project Pro-Forma").
                  (c) Within sixty (60) days after Purchaser approves the Project Pro-Forma, Seller shall prepare and furnish to Purchaser complete architectural drawings and specifications (the "Plans and Specifications") for the construction of Improvements on the Property. The Plans and Specifications shall be prepared by a licensed architect or engineer retained by Seller. Purchaser agrees to review the Plans and Specifications and in each case to approve same or to state what changes, if any, Purchaser requires therein within thirty (30) days after receipt thereof. If Purchaser requires any changes, Seller shall cause the Plans and Specifications to be revised in accordance with any reasonable requirements of Purchaser and to resubmit same to Purchaser for Purchaser's review within fifteen (15) days after receipt of Purchaser's changes. The revisions and resubmissions shall continue until Purchaser shall have approved the Plans and Specifications (said approved Plans and Specifications being hereinafter called the "Approved Plans and Specifications"). Purchaser's approval of the Plans and Specifications shall not constitute an opinion or agreement by Purchaser that the Improvements are structurally sufficient or that the Approved Plans and Specifications are in compliance with law (it being agreed that such sufficiency and compliance are solely Seller's responsibility). Seller shall provide Purchaser with two (2) sets of the Approved Plans and Specifications and Seller and Purchaser shall execute counterparts thereof. The Approved Plans and Specifications shall be final and shall not be changed by Seller without the prior consent of Purchaser.
                  (d) Seller covenants and agrees that upon approval of the Plans and Specifications, it shall, commence promptly and with due diligence proceed to construct the Improvements on the Property in accordance with the Approved Plans and Specifications, including, without limitation, utility lines, drainage, lighting facilities, grading and paving, landscaping, approaches, entrances, exits, ramps, sidewalks, roadways, curb cuts, loading areas, platforms, service roads and all buildings required to be constructed pursuant to the Approved Plans and

Specifications. The construction work shall be done in a first class, good and workmanlike manner and in compliance with all applicable laws, orders and regulations of federal, state, county and municipal authorities having jurisdiction. Seller, at its sole cost and expense, shall obtain or cause to be obtained all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required to permit the construction of the Improvements in accordance with the Approved Plans and Specifications and the use or occupancy thereof.
                  (e) Purchaser may, on reasonable prior notice to Seller, visit the job site to inspect the progress and performance of the work and the materials being incorporated into the Improvements.
                  (f) Within ten (10) days prior to Closing but not later than thirty (30) days after Substantial Completion of construction of the Improvements on a Property, Seller shall, at its sole cost, deliver to Purchaser an accurate "as built" survey of the Improvements certified to Purchaser and its designees by a duly licensed surveyor including the information set forth on Schedule "G", together with three (3) sets of "as built" plans of the Improvements, including, without limitation, architectural and mechanical plans.
                  (g) Seller shall, at its own expense, maintain or cause to be maintained in force a policy or policies of insurance written by one or more responsible insurance carriers acceptably rated by national rating organizations insuring against liability for bodily injury, death and property damage of any person or persons in connection with construction work to be performed pursuant to this Agreement, with minimum limits as set forth below:
                                    (A) Worker's Compensation:  Statutory
                                            Limits.

                                    (B)  Employer's Liability:  $100,000.00.

                                    (C) Comprehensive General Liability
                                            covering the following:

                                            (1)  Bodily injury, death and
                                                 property damage having a
                                                 combined single limit of
                                                 liability of not less than
                                                 Two Million ($2,000,000.00)
                                                 Dollars;

                                            (2)  Owner's Protective Liability:
                                                 $1,000,000.00 per occurrence;

                                            (3)  Products Completed Operations
                                                 Coverage:  (to be kept in
                                                 effect for two (2) years after
                                                 completion);

                                            (4)  "XCU" Hazard Endorsement, if
                                                 applicable;

                                            (5)  "Broad Form" Property Damage
                                                 Endorsement;

                                            (6)  "Personal Injury" Endorsement;

                                            (7)  Contractual Liability
Endorsement. Such policy or policies shall provide, among other things, that the insurer(s) specifically recognize and insure the obligations undertaken by Seller pursuant to this Agreement and shall name Purchaser as an additional insured. Prior to commencement of any construction, Seller shall deliver a certificate of insurance evidencing the existence in force of such policy or policies of insurance. Such certificate shall provide that such insurance will not be canceled or materially amended unless twenty (20) days prior written notice is given to Purchaser.
                  (h) Seller covenants and agrees, at its sole cost and expense, to promptly make, or cause to be made, all repairs and replacements to the applicable work arising from defective labor and/or materials during the period commencing on the later of (1) final completion of such Improvements and (2) the Closing Date of a particular Property, and terminating on the date which is one
(1) year therefrom.
                  (i) Seller shall give Purchaser at least sixty (60) days prior notice of the date of Substantial Completion (the "Substantial Completion Notice") for a particular Property.
                  (j) Seller has advised Purchaser that it has commenced construction of 2 buildings on a portion of the Property known as 41 Twosome Drive and 915 North Lenola Road. Within thirty (30) days from the date of this Agreement, Seller shall furnish Purchaser with the Project Pro-Forma and the Plans and Specifications for such Properties. Upon receipt of such Project Pro-Forma and Plans and Specifications, Purchaser shall have ten (10) days to approve or disapprove. If Purchaser disapproves, it shall so notify Seller, which notice shall specify the items to which Purchaser does not approve. Seller shall use its best efforts to revise the Project Pro-Forma and/or Plans and Specifications, as the case may be, in accordance with any reasonable requirements of Purchaser and resubmit same to Purchaser for Purchaser's approval within ten (10) days after receipt of Purchaser's notice of disapproval. The revisions and resubmissions shall continue until Purchaser shall have approved the Project Pro-Forma and Plans and Specifications for such Properties. Notwithstanding the foregoing, Purchaser agrees not to unreasonably withhold or delay its approval if the Plans and Specifications for such Properties are the same or substantially similar to the properties commonly known as 30 Twosome Drive, 40 Twosome Drive and 50 Twosome Drive. In addition, Purchaser shall not unreasonably withhold or delay its consent to the Project Pro-Forma for such Properties, if same is generally consistent with the project pro-forma for 30 Twosome Drive, 40 Twosome Drive and 50 Twosome Drive and in the form annexed hereto as Schedule "D".
         35. TITLE.
                  (a) Seller shall convey title to each Property which it owns and Purchaser shall accept Marketable Title (as hereinafter defined), subject only to the encumbrances set forth on Schedule "H" ("Permitted Encumbrances"). Marketable Title shall mean that fee title to each of the Properties is vested in Seller and shall be insured as such by a title company selected by Purchaser (herein referred to as the "Title Company") at standard rates; and that Purchaser shall not incur any damage, cost or expense resulting from any encroachment or overlap affecting any of the Properties. Title Company shall certify that Seller has the right, authority and power to enter into and to perform its obligations hereunder. The legal description in the Binder (as hereinafter defined) and in the Deed (as hereinafter defined) shall be in accordance with current surveys showing the completed Improvements on a particular Property satisfactory to Title Company and Purchaser.
                  (b) Upon receipt of the Approved Project Pro-Forma, Purchaser, at its cost and expense, shall order a title insurance binder for the applicable Property (herein referred to as the "Binder") and prior to the expiration of the Due Diligence Period (as hereinafter defined) shall deliver to Seller's attorney notice of any objections to title which are not Permitted Encumbrances. After the execution hereof, without Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed, no further liens, encumbrances, easements or restrictions shall be created or filed ("Subsequent Encumbrances") on or with respect to any of the Properties except for construction mortgages the proceeds of which are used for construction of Improvements on a particular Property. Each Binder, at the request of Purchaser, shall contain the following endorsements so that at Closing, Title Company will issue an Owner's Policy of Title Insurance (American Land Title Association Owner's Policy - 1992 or equivalent, in Purchaser's sole judgment), in the full amount of the Purchase Price for such Property (the "Title Policy" or "Title Policies"):
                           (i)  a zoning endorsement certifying that the
insured Property is not subject to any ordinance, regulation or restriction which in any way would prohibit or restrict the construction, maintenance and/or use of the insured Property for its present use;
                           (ii) an endorsement insuring contiguity between or
among all of the tracts or parcels of land comprising the insured
Property;
                           (iii)  an endorsement deleting any coverage
exclusions with respect to creditor's rights; and
                           (iv)  an endorsement affirmatively insuring access
to public streets, highway and roadways.
         If any Binder discloses any exceptions, liens, encumbrances, defects or objections other than the Permitted Encumbrances or if, after execution hereof, a Subsequent Encumbrance shall be placed against any of the insured Property (herein collectively called the "Title Defect(s)"), then Purchaser shall have the right to: (i) require Seller to use best efforts to cure any such Title Defects (except that Seller shall be obligated to cure any Title Defects which can be removed solely by the payment of a sum of money); (ii) attempt to cure any such Title Defect; (iii) accept such title as Seller shall be able to convey and proceed to Closing without reduction in the Purchase Price; (iv) cause a title report and title insurance policy to be issued by another title company without such Title Defect; (v) elect not to purchase such insured Property and to proceed to purchase the remaining Properties, provided, however, if Seller gives notice to Purchaser within five (5) days after Purchaser's election under this subparagraph (v), that Seller intends to cure such Title Defects and thereafter cures such Title Defects in accordance with the terms of this Agreement within thirty (30) days after receipt of notice from Purchaser of its election under this subparagraph (v), then such Property shall be included in the sale pursuant to the terms of this Agreement; and/or (vi) declare this Agreement null and void, whereupon Purchaser shall be entitled to the return of the Letter of Credit. The right of Purchaser to terminate this Agreement may be exercised following the exercise of its other rights hereunder. The time of Closing shall be extended for a period of up to sixty (60) days, if necessary, to permit Purchaser to pursue the exercise of its rights hereunder.
                  (c) If at Closing there are liens or encumbrances against any of the Properties other than Permitted Encumbrances, Seller may use any portion of the Purchase Price for such Property to satisfy same, provided Seller, at Closing, either shall: (1) deliver to Purchaser instruments in recordable form sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing said instruments; or (2) deposit with Title Company sufficient monies acceptable to Title Company to insure obtaining and recording of such satisfactions and the issuance of a Title Policy for such Property to Purchaser free and clear of any such liens or encumbrances, but only to the extent that such liens or encumbrances are in favor of and held by institutional lenders. The existence of any such liens or encumbrances shall not be deemed objections or exceptions to title if Seller shall comply with the foregoing requirements.
                  (d) If a search of title discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller or any predecessor in title, Seller, on request, shall deliver to Title Company, an affidavit showing that such judgments, bankruptcies or other returns are not against Seller or such predecessors in interest of Seller.
         36. REPRESENTATIONS, WARRANTIES AND COVENANTS.
                  (a) Seller acknowledges that all representations and warranties set forth in this Agreement presently are true and accurate and shall remain true and accurate as of each Closing Date, it being acknowledged that Purchaser is relying on all of said representations and warranties, and that each of the representations and warranties set forth in this Agreement is of the essence hereof, notwithstanding any investigation, review, examination or other acts or conduct of Purchaser, its agents or representatives relating to or in connection with, any representation or warranty contained in this Agreement. In addition to any other representations, warranties and/or covenants contained in this Agreement, Seller makes the following additional representations, warranties and/or covenants:
                                    (A) Schedule "A" sets forth the correct and
full name, form of entity and state of formation (if applicable) of Seller and Seller is fee owner of the Properties, subject only to the Permitted Encumbrances;
                           (B)  Seller has delivered to Purchaser true,
correct and complete copies of any applicable certificate of incorporation, certificate of formation, certificate of limited partnership, trade name certificate, Shareholders' Agreement, Operating Agreement, Limited Partnership Agreement, Partnership Agreement, Trust Agreement, By-Laws and all other governing documents of Seller and each participant of Seller entity or participant (as applicable) (referred to herein singularly and collectively as "Organizational Document(s)");
                           (C)  Seller is duly organized, validly existing
and in good standing in its state of formation and is in good standing in New Jersey, has the right and authority to execute this Agreement and to consummate this transaction in accordance with the provisions hereof and all persons executing this Agreement and all other applicable documents on behalf of Seller have the right, power and authority to do so. Seller shall provide Purchaser true copies of its authority and appropriate resolutions ("Seller's Resolutions") ratifying Seller's entering into this Agreement, and authorizing Seller's sale of the Properties to Purchaser in accordance with the terms of this Agreement;
                           (D)  Seller owns and shall convey to Purchaser its
fixtures, Personal Property, Names and Records, free and clear of all liens and encumbrances, except for the Permitted
Encumbrances;
                           (E)  Seller has no knowledge of and has not
received any notice(s) of, any violations of law, code, ordinances, rule, regulation or requirements noted in or issued by any governmental department having authority with respect to any of the Properties, except as otherwise provided herein. Seller shall deliver to Purchaser true copies of any such notice(s) received after the date hereof, forthwith on receipt thereof, and each such notice shall be complied with by Seller, at its sole cost and expense, prior to Closing, or as otherwise agreed upon between the parties;
                           (F)  Schedule "J" annexed hereto and made a part
hereof contains a complete and accurate statement of all tenants who have entered into Leases, whether or not they are occupying space at each Property as of the date of this Agreement ("Tenant(s)"), each of whom has entered into and/or will be in occupancy pursuant to a written lease agreement (referred to herein collectively as "Leases" and individually as a "Lease"). As to each Property, Schedule "J" contains: (i) the complete and accurate name of each Tenant; (ii) the commencement date of each Lease or the basis for determining same; (iii) the termination date of each Lease or the basis for determining same; (iv) the renewal, extension or other rights or options, if any, for existing, additional and/or other space granted by each Lease, and whether said rights or options have been exercised; (v) the initial base rent being paid or to be paid by each Tenant; (vi) the initial additional rent being paid or to be paid by each Tenant (itemized); (vii) the date the last base and additional rent were paid by each Tenant, if any, and the period covered by said payment; (viii) the amount of the security deposit being held or to be held by Seller, if any, for each Tenant and the amount of interest accrued thereon, if interest is required to be paid to any Tenant; (ix) any future concession, rebate, allowance, free rent period or other considerations;
(x) any right of each Tenant to purchase or acquire an ownership interest in all or any portion of the Property; and (xi) any breach or default by landlord or Tenant in accordance with the provisions of subparagraph (I) below. There are no tenants, licensees, concessionaires or other occupants or persons with the right of occupancy of any of the Properties except for Tenants set forth on Schedule "J". At the Closing, Seller will provide Purchaser with an updated Schedule "J" and the terms "Tenant(s)" and "Lease(s)" shall include those created after the date hereof, as applicable. At the Closing, Seller will assign to Purchaser, and Purchaser will assume from Seller, all of Seller's interest in the Leases and the security deposits, by execution and delivery of the assignment and assumption of leases ("Assignment and Assumption of Leases") in the form annexed hereto and made a part hereof as Schedule "K". At the Closing of a Property, the parties agree to execute letters notifying all Tenants of the sale of such Property to Purchaser ("Tenant Notice") in the form annexed hereto and made a part hereof as Schedule "L";
                           (G)  True and complete copies of the Leases and
all amendments or modifications thereto have been given to Purchaser for each Tenant listed on Schedule "J". There are no amendments or modifications to the Leases which have not been provided to Purchaser;
                           (H) The Leases are in full force and effect.
Neither Seller nor, except as set forth on Schedule "J", any Tenant is in breach or default of its Lease obligations, and to the best of Seller's knowledge, nothing has occurred which, with the passage of time and/or with the giving of notice, might result in Seller or any Tenant being in breach or default of its Lease obligations;
                           (I)  At Closing, all obligations of Seller
pursuant to the Leases with respect to performance of work or installation of equipment in all respects have been completed, subject to the terms of this Agreement;
                           (J)  No Tenant is entitled to receive or has been
offered or given any free rent, rent concessions, rebates, allowances or other considerations which would be effective for any period after the date of this Agreement, except as set forth in the Leases listed on Schedule "J", and no Tenant has made a claim for any of the foregoing, except as otherwise herein provided;
                           (K)  To the best of Seller's knowledge, there are
no claims, offsets or charges asserted by any Tenant against rent, security deposit or any other payment to be made by such Tenant;
                           (L)  No person or entity, other than the aforesaid
Tenants or any future tenant pursuant to a lease entered into in the ordinary course of business in accordance herewith, has or shall have any right to use, utilize or occupy any Property or any part thereof, either as a tenant or otherwise;
                           (M)  Seller shall obtain and deliver to Purchaser,
on or before the Closing, a duly executed estoppel certificate ("Estoppel Certificate") in the form annexed hereto as Schedule "M" dated not more than fifteen (15) days prior to Closing, from Tenants of each Property;
                           (N)  Except as otherwise provided herein in
Schedule "N" annexed hereto, there are no brokerage commissions or other fees due in connection with the rental of any space at any of the Properties. All brokerage commissions in connection with the leasing of any space in any of the Properties, whether due prior to Closing or thereafter, on account of the continued occupancy by any Tenant for the lease term in effect at Closing, shall be paid by Seller at Closing or allowed as a credit against the Purchase Price by Seller at Closing (in which event Purchaser shall pay such commissions in accordance with the provisions of the applicable brokerage agreements). All brokerage commissions in connection with the leasing of any space in any of the Properties on account of any unexercised renewal, extension or taking of other space at the time of Closing shall be paid by

Purchaser. Each party shall indemnify, defend and hold the other harmless from and against any and all costs and liabilities incurred by such party as a result of the falsity of the aforesaid representation or the breach of the aforesaid obligation;
                           (O)  At Closing, Seller shall deliver to Purchaser
an assignment (to the extent lawfully assignable) of all of its right, title and interest in: (i) any existing Certificate of the Board of Fire Underwriters covering each Property; (ii) any permits or licenses it may have pertaining to each Property; (iii) all site and building plans and specifications relating to each Property; and (iv) all Certificates of Occupancy;
                           (P)  All existing guarantees and warranties which
Seller has received from contractors, subcontractors, manufacturers, materialmen, distributors, seller or others, regarding all or any portion of the Property are set forth on Schedule "O" attached hereto and made a part hereof (together with any additional guarantees and warranties relating to the Property received after the date hereof, being collectively referred to herein as "Guarantees"). At Closing, each Seller shall assign to Purchaser (to the extent the Guarantees are assignable) all of its right, title and interest in and to all Guarantees;
                           (Q)  All service, maintenance, vending,
concession, license, agency or other agreements affecting the Property or the operation thereof ("Contract(s)") will be in force at the Closing and a true and complete list of all Contracts are set forth on Schedule "P" annexed hereto and made a part hereof. True copies of all Contracts have been delivered to Purchaser or shall be delivered to Purchaser within ten (10) days of the date hereof. Any or all such Contracts, upon Purchaser's request, shall be assigned by Seller to Purchaser at Closing and all Contracts are cancelable on not more than thirty (30) days' notice. On request of Purchaser, Seller shall cancel any or all of such Contracts as of the Closing Date. Between the date hereof and the Closing, Seller shall not renew, extend, modify or terminate any of said Contracts or enter into any other contract and/or agreement affecting the Property or the operation thereof without the consent of Purchaser in each instance first being obtained. No party to any Contract is in breach or default thereunder, and to Seller's knowledge, nothing has occurred which with the passage of time and/or with the giving of notice could constitute a breach or default thereunder;
                           (R)  At the time of Closing there shall not be
any, employment, collective bargaining or union agreements affecting the Properties or the operation thereof or any deferred income or retirement plans in effect;
                           (S)  There are no actions, suits, labor disputes,
litigation or proceedings ("Action(s)") pending or, to the knowledge of Seller, threatened against or affecting Seller or any of the Properties, the environmental condition thereof or the operation thereof at law or in equity or before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality, nor does Seller have knowledge of any basis for any such Action, which, if determined adversely to Seller, in any way would affect the Property or the operation thereof other than as set forth on Schedule "Q" annexed hereto and made a part hereof. None of the Actions listed on Schedule "Q" nor any subsequent Actions will be settled, either prior to or after Closing, without Purchaser's consent, nor will Seller take any material actions in connection therewith without first notifying Purchaser;
                           (T) Seller has not nor prior to Closing shall:
make a general assignment for the benefit of creditors; file a voluntary petition in bankruptcy; be by any court adjudicated a bankrupt; take the benefit of any insolvency act; be dissolved or liquidated, voluntarily or involuntarily; or have a receiver or trustee appointed in any proceedings;
                           (U)  Seller has no knowledge and has received no
notice of any application for any zoning change or pending zoning ordinance or amendment, which would affect any of the Properties;
                           (V)  The execution, delivery and performance of
this Agreement in accordance with its terms does not violate any contract, agreement, commitment, order, judgment, decree, law, regulation or ordinance to which Seller is a party or by which Seller is bound or as to which any of its assets is subject;
                           (W)  Seller has not entered into any commitment or
any agreement or understanding with any municipality, county, state or federal government agency or authority which would require the installation of any improvements or the incurring of any cost or expense affecting any of the Properties or otherwise;
                           (X)  Seller has no knowledge of any Federal, State
or local plans to change the highway or road system in the vicinity of any of the Properties or to restrict or change access from any such highway or road to any of the Properties or of any pending or threatened condemnation of any of the Properties or any part thereof or of any plans for improvements which might result in a special assessment against any of the Properties;
                           (Y)  At Closing, no services, material or work
have been supplied by Seller's contractors, subcontractors or materialmen with respect to any of the Properties for which payment has not been made in full. If, subsequent to the Closing Date, any mechanic's or other lien, charge or order for the payment of money shall be filed against any of the Properties or against Purchaser or Purchaser's assigns, based upon any act or omission, or alleged act or omission before or after the Closing Date, of Seller, its agents, servants or employees, or any contractor, subcontractor or materialmen connected with the construction and completion by Seller of improvements at any of the Properties, or repairs made to any of the Properties by or on behalf of Seller (whether or not such lien, charge or order shall be valid or enforceable as such), within ten (10) days after notice to Seller of the filing thereof, Seller shall take such action, by bonding, deposit, payment or otherwise, as will remove or satisfy such lien of record against such Property;
                           (Z)  Seller has provided Purchaser with all
reports and documents set forth on Schedule "R", which are all of the Environmental Documents (as defined in Paragraph 14.(e)(iv) hereof) in its possession or under its control related to the physical condition of its respective Properties. In addition, Seller has provided Purchaser with all books and records necessary for Purchaser to conduct its due diligence of such Property;
                           (AA)  Seller has no knowledge of any notices,
suits, investigations or judgments relating to any violations of any laws, ordinances or regulations affecting any of the Properties, (including, without limitation, Environmental Laws [as defined in Paragraph 14.(e)(v) hereof]), or any violations or conditions that may give rise thereto, and has no reason to believe that any "Governmental Authority" (as defined in Paragraph 14.(e)(vi) hereof) contemplates the issuance thereof, and there are no outstanding orders, judgments, injunctions, decrees, directives or writ of any Governmental Authority against or involving Seller or any of the Properties;
                           (BB) Except as disclosed on Schedule "S" attached
hereto and made a part hereof:
                                    (1) to the best of Seller's knowledge, there
are no Contaminants (as defined in Paragraph 14.(e)(i) hereof) on, under, at, emanating from or affecting any of the Properties, except those in compliance with all applicable Environmental

Laws;
                                    (2) Seller has not nor to Seller's
knowledge, has any current occupant or any prior owner or occupant, of any Property received any Notice (as defined in Paragraph 14.(e)(ix) hereof) or advice from any Governmental Authority or any other third party with respect to Contaminants on, under, at, emanating from or affecting any of the Properties and, to Seller's knowledge, no Contaminants have been Discharged (as defined in Paragraph 14.(e)(ii) hereof) which would allow a Governmental Authority to demand that a cleanup be undertaken;
                                    (3) no portion of any Property has ever been
used by Seller or, to Seller's knowledge, any former owner or current or former occupant to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer or process Contaminants, whether or not any of those parties has received Notice or advice from any Governmental Authority or any other third party with respect thereto in violation of Environmental Laws;
                                    (4) no portion of any Property now is or, to
Seller's knowledge, ever has been used as a Major Facility (as defined in Paragraph 14.(e)(vii) hereof) and Seller shall not use, nor permit use of any portion of the Property for that purpose;
                                    (5) Seller has not transported any
Contaminants, nor to Seller's knowledge has any current or former occupant or former owner transported Contaminants from any

Property to another location which was not done in compliance with all applicable Environmental Laws;
                                    (6) no ss. 104(e) informational request has
been received by Seller issued pursuant to CERCLA (as defined in Paragraph 14.(e)(i) hereof);
                                    (7) to the best of Seller's knowledge, there
is no asbestos or asbestos containing material in any friable state or otherwise in violation of Environmental Laws on any of the Properties;
                                    (8) to the best of Seller's knowledge, all
transformers and capacitators containing polychlorinated biphenyls ("PCBs"), and all "PCB Items", as defined in 40 C.F.R.
ss. 761.3, located on or affecting any Property are identified in Schedule "T" and are in compliance with all Environmental Laws;
                                    (9) to the best of Seller's knowledge, there
are no above ground storage tanks or Underground Storage Tanks (as defined in Paragraph 14.(e)(xi) hereof) at any of the Properties, regardless of whether such tanks are regulated tanks or not;
                                    (10) to the best of Seller's knowledge, all
pre-existing above ground storage tanks and Underground Storage Tanks at all of the Properties have been removed and their contents disposed of in accordance with and pursuant to Environmental Laws;
                                    (11) to the best of Seller's knowledge, none
of the Properties has been used as a sanitary landfill facility as defined in the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.;
                                    (12) Seller and, to the best of Seller's
knowledge, each occupant of each Property have all environmental certificates, licenses and permits ("Permit") required to operate the Property and there is no violation of any statute, ordinance, rule, regulation, order, code, directive, or requirement, including, without limitation, Environmental Laws, with respect to any Permit, nor any pending application for any Permit;
                                    (13) to the best of Seller's knowledge, none
of the Properties are subject to any wetlands regulations, administered by the United States of America, Army Corps of Engineers, the Environmental Protection Agency or NJDEP (as defined in Paragraph 14.(e)(viii) hereof);
                                    (14) there are no federal or state liens as
referred to under CERCLA or the Spill Act (as defined in Paragraph 14.(e)(i) hereof) that have attached to any of the Properties;
                                    (15) Seller in the past has and does not now
own, operate or control any Major Facility;
                                    (16) Seller has not, nor to the best of
Seller's knowledge has Seller permitted any occupant to engage in any activity on the Property in violation of Environmental Laws;
                                    (17) all of the Properties are in material
compliance with Environmental Laws; and
                                    (18) to the best of Seller's knowledge,
thereare no engineering or institutional controls at any of the Properties, including without limitation, any deed notice, declaration of environmental restriction, groundwater classification exception area or well restriction area pursuant to N.J.S.A. ss. 13:1E-56 or N.J.S.A. 58:10B-13.

                  (b) Purchaser hereby represents, warrants and covenants the following:
                           (A)  Purchaser is a limited partnership of the
State of Delaware, in good standing, has the right and authority to execute this Agreement and to consummate this transaction in accordance with the provisions hereof and all persons executing this Agreement and all other applicable documents on behalf of Purchaser, has the right, power and authority to do so;
                           (B)  The execution, delivery and performance of
this Agreement in accordance with its terms does not violate any contract, agreement, commitment, order, judgment, decree, law, regulation or ordinance to which Purchaser is a party or by which it is bound or as to which any of its assets is subject; and
                           (C)  Purchaser shall provide Seller true copies of
authorization ("Purchaser's Authorization") authorizing or ratifying Purchaser's entering into this Agreement and authorizing Purchaser's purchase of all of the Properties from Seller in accordance with the terms of this Agreement.
                  (c) In the event that either party knows or learns that any of the representations contained in this Agreement are false or no longer are true and accurate, such party forthwith shall deliver notice of such fact to the other party, and the other party shall proceed diligently to cure or remedy such misrepresentations. In the event that such misrepresentations cannot or shall not be cured within thirty (30) days following delivery of notice thereof, then the notifying party shall have the right either (i) to elect, nevertheless, to close title to the Properties in accordance with the provisions of this Agreement, or (ii) to declare this Agreement null and void, by notice delivered to the non-curing party, or (iii) to elect not to purchase the Property affected by such misrepresentation and proceed with the purchase of the remaining Properties in accordance with the terms of this Agreement. The termination of this Agreement pursuant to this Paragraph 6 shall not release the misrepresenting party from any liability it may otherwise have to the other party by reason thereof.
                  (d) Whenever in this Paragraph 6, a representation and/or warranty is made to the knowledge of Seller, knowledge of Seller shall mean the actual knowledge of William G. Price, Jr. and/or John S. McGarvey, without any independent investigation other than reviewing the applicable representation and/or warranty.
                  (e) The representations and warranties made by Seller in Paragraphs 6(C), (E), (F), (H), (K), (N), (V), (W), (AA), (AB) and (AC) shall survive the applicable Closing for the applicable statute of limitations. The representations and warranties made by Seller in Paragraphs 6(A), (B), (D), (G),
(I), (J), (L), (M),

(O), (P), (Q), (R), (S), (T), (U), (X), (Y) and (Z) shall survive the applicable Closing for a period of one (1) year; provided, however, that no claims for indemnification under Paragraphs 6(A), (B), (D), (G), (I), (J), (L), (M), (O),
(P), (Q), (R), (S), (T), (U), (X), (Y) and (Z) with respect to a breach of any representation or warranty referred to above in this sentence may be maintained by Purchaser unless Purchaser shall have delivered notice to Seller specifying the nature of such claim, which notice shall be delivered on or before the date which is one (1) year after the applicable Closing Date (the "Survival Date"). Upon the giving of such notice as aforesaid, Purchaser shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of its rights under this Agreement. The representations and warranties made by Purchaser in Paragraph 6 shall not survive the applicable Closing.
         37. LEASES AND TENANCIES.
                  (a) Seller shall be permitted to lease the Properties subject to and in accordance with the following:
                           (i)  Seller shall interview prospective tenants,
make credit and reference checks of prospective tenants for proposed leases of five thousand (5,000) square feet or more (and upon request of Purchaser, for proposed leases of less than five thousand (5,000) square feet) and furnish such information to Purchaser;
                           (ii) the proposed tenant shall be a reputable
entity with sufficient financial means in Seller's reasonable judgment to perform all of its obligations under the proposed lease;
                           (iii) the proposed tenant shall not be a
person or entity (or affiliate of a person or entity) which is a tenant in the Adjacent Properties, or with whom Purchaser gives notice to Seller that Purchaser or Purchaser's agent is then, or has been within the prior six (6) months, negotiating in connection with the rental of space in the Adjacent Properties, without Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed;
                           (iv) all leases shall be written and be in
substantially the form of lease approved by Purchaser;
                           (v)  all leases shall be the result of arms'-
length negotiations, shall provide for "market" rental rates and other market terms (and shall not contain any terms which would adversely affect Purchaser's REIT qualification); and
                           (vi) Seller shall obtain Purchaser's prior written
consent to each lease before executing same.
                  (b) At Seller's discretion, it may from time to time propose for Purchaser's approval (which shall not be unreasonably withheld or delayed) leasing guidelines, which shall state a proposed effective period (not in excess of one (1) year) for such guidelines (the "Leasing Guidelines") relating to the leasing of five thousand (5,000) square feet or less of Floor Area in the Property. Any lease affecting five thousand (5,000) square feet or less of Floor Area that conforms in all material respects with the approved Leasing Guidelines and with the provisions of Paragraphs 7(a), (i), (ii), (iii), (iv) and (v) will not be subject to Purchaser's prior written consent. Any Lease submitted to Purchaser for Purchaser's approval, which shall be accompanied by (x) an officer's certificate on behalf of Seller stating that said Lease (and proposed Tenant) complies in all respects with the requirements of Paragraph 7(a) of this Agreement and (y) a summary of the material terms of such Lease (including the economic terms and any options) shall be deemed approved if Purchaser shall have not notified Seller in writing of its disapproval within three (3) business days after Seller has given Purchaser written notice and complied with the provisions of this Paragraph 7.
                  (c) If any claim is made against Purchaser by any Tenant asserting an offset against rent or otherwise, including any rent over-charges or failure in construction or to provide services, with respect to any matter which arose prior to Closing, Seller shall indemnify and hold Purchaser harmless for all losses, damages and expenses (including, without limitation, reasonable attorneys' fees and costs) incurred by Purchaser in connection thereof. After Purchaser shall receive notice of a claim that may give rise to an indemnity hereunder, Purchaser shall notify Seller; provided, however, the failure to give any notice shall not relieve Seller from any liability hereunder unless such failure impairs the right to defend such action. In the event any claim is brought against Purchaser with respect to which Seller may have liability under the indemnity agreement contained in this Paragraph 7.(c) the claim may, upon written agreement of Seller that they are obligated to indemnify against the particular claim under the indemnity agreement contained herein, be settled by Seller with the prior written consent of Purchaser, which shall not be unreasonably withheld.
                  (d) Purchaser shall assume the Leases following the applicable Closing and shall indemnify and hold Seller harmless for all losses, damages and expenses (including, without limitation, reasonable attorneys' fees and costs) incurred by Seller arising from any claim by a Tenant in respect to any obligation to Tenant assumed by Purchaser or any advance rental credited to Purchaser. After Seller shall receive notice of a claim that may give rise to an indemnity hereunder, Seller shall notify Purchaser; provided, however, the failure to give any notice shall not relieve Purchaser from any liability hereunder unless such failure impairs the right to defend such action. In the event any claim is brought against Seller with respect to which Purchaser may have liability under the indemnity agreement contained in this Paragraph 7.(d), the claim may, upon written agreement of Purchaser that it is obligated to indemnify against the particular claim under the indemnity contained herein, be settled by Purchaser with the prior written consent of Seller, which shall not be unreasonably withheld.
                  (e) Seller agrees not to apply or return any security deposit in whole or in part. At the Closing, Seller shall turn over to Purchaser all Tenant security deposits plus any interest earned thereon for the benefit of Tenant together with an updated Schedule "J". Seller shall indemnify Purchaser for any claims made, suits commenced or judgments entered in connection with the security deposits for the period through the Closing Date and Purchaser shall indemnify Seller for any claims made, suits commenced or judgments entered into in connection with all security deposits for the period subsequent to the Closing Date.
         38. CLOSING.
                  (a) Each Closing shall occur at 10:00 a.m. at the offices of Cole, Schotz, Meisel, Forman & Leonard, P.A., Court Plaza North, 25 Main Street, Hackensack, New Jersey, on the date which is fifteen (15) days after satisfaction or waiver of all conditions and contingencies set forth herein with regard to such Property, or at such other date, time and/or place as the parties may agree upon; provided, however, that if such date shall be a Saturday, Sunday or legal holiday, then Closing shall take place on the first business date thereafter (herein referred to as the "Closing" and the "Closing Date" respectively). Notwithstanding the foregoing, if despite achieving Leasing Stabilization with respect to a particular Property, such Property is not Substantially Leased (as hereinafter defined) on or before the date Seller shall give Purchaser the Substantial Completion Notice, then Seller may, at its option, by notice to Purchaser given with the Substantial Completion Notice, elect to extend the date for Closing to a date on or before the date which is one (1) year from the date of achieving Leasing Stabilization (the "Extended Closing Date"). If Seller provides notice of the Extended Closing Date, then provided all of the conditions precedent are satisfied, Closing for the particular Property shall occur on the date which is thirty (30) days after Seller notifies Purchaser of the proposed Closing Date, but in no event later than one (1) year from the date of achieving Leasing Stabilization. If Seller fails to give such notice of the proposed Closing Date, the Closing Date shall be the date which is one (1) year from the date of achieving Leasing Stabilization. If Seller fails to give Purchaser notice of the Extended Closing Date in accordance with the terms of this Paragraph 8(a), then Seller shall be deemed to have waived the right to extend the Closing. The term "Substantially Leased" shall mean, with respect to each Property which has been developed with Improvements, (a) leases complying with the terms and conditions set forth in Paragraph 7 for substantially all of the Floor Area therein have been executed and are in full force in effect, and (b) no default by either party to such leases has occurred and is continuing, or no event has occurred and is continuing which, with the giving of notice or the passage of time or both, would constitute a default under such leases.
                  (b) At Closing, the following shall be executed and/or delivered:
                           (i)  By Seller:
                                    (A) The Deed [as hereinafter described in
subparagraph (c)];
                                    (B) Seller's certification that the
representations and warranties set forth in this Agreement are true and accurate as of the Closing;
                                    (C) Seller's affidavit of title, the form
and substance of which shall be subject to the reasonable approval of Title Company and Purchaser's attorneys;
                                    (D) Seller's Resolutions;
                                    (E) Bill(s) of Sale and/or assignments if so
requested by Purchaser;
                                    (F) The Assignment and Assumption of Leases
together with schedules of security deposits paid by Tenants and any applications thereof made by Seller. At Closing, Seller shall pay to Purchaser by separate certified check or allow as a credit against the Purchase Price, the aggregate amount of all security deposits held under Leases;
                                    (G) The original Leases and all amendments,
modifications and guarantees thereto, and all brokerage commission agreements;
                                    (H) The Tenant Notice to Tenants;
                                    (I) The Estoppel Certificates;
                                    (J) Certifications of non-foreign status in
accordance with Internal Revenue Code Section 1445, as amended;
                                    (K) Keys to all doors to, and equipment and
utility rooms located in all of the Properties, which keys shall be properly tagged for identification;

                                    (L) An endorsement to all transferable
insurance policies,if any, approved by Purchaser, naming Purchaser as the party insured, together with the original of each such policy;
                                    (M) As-built plans and specifications in
accordance with the provisions of Paragraph 4 and permanent certificates of occupancy for each building and improvement comprising a part of the Property;
                                    (N) All original licenses and permits
pertaining to such Property and required for the use or occupancy thereof together with a duly executed assignment thereof to Purchaser;
                                    (O) True and complete Records;
                                    (P) All Guarantees and Contracts, together
with a duly executed assignment thereof to Purchaser;
                                    (Q) The Guaranty annexed hereto as Schedule
"U" and made a part hereof;
                                    (R) ISRA Approval (as hereinafter defined in
Paragraph 14.(a) hereof);
                                    (S) Mutually satisfactory closing statement;
                                    (T) Such other items to be provided to
Purchaser pursuant to this Agreement; and
                                    (U) Such other instruments as reasonably may
be required by Purchaser's counsel or the Title Company to effectuate this transaction.
                           (ii) By Purchaser:

                                    (A) The Purchase Price;
                                    (B) The Assignment and Assumption of Leases;
                                    (C) Tenant Notices to Tenants;
                                    (D) Mutually satisfactory closing statement;
                                    (E) Such other items to be provided to
Seller pursuant to this Agreement; and
                                    (F) Such other instruments as reasonably may
be required by Seller's counsel to effectuate this transaction.
                  (c) Each deed ("Deed") to be delivered at a Closing shall be a Bargain and Sale Deed with covenants against grantors' acts, in proper form for recording so as to convey to Purchaser good, marketable and insurable fee simple title to a particular Property in accordance herewith.
                  (d) The words "Closing", "title closing", "Closing of title", "delivery of deed" and words of similar import are used interchangeably in this Agreement, as the sense of text indicates, to mean the Closing of title for each Property, whether singly or concurrently with the closing of title of any other Properties hereunder.
         39. CLOSING ADJUSTMENTS.
                  (a) The following are to be apportioned as of the Closing Date of each Property:
                           (i)  real property taxes;
                           (ii) water rates and charges;
                           (iii)  sewer taxes and rents;
                           (iv) all base rent payments;

                           (v)  common area and other additional rent
charges, if any;
                           (vi) fuel oil on hand, determined at Seller's
cost;
                           (vii)  insurance premiums on transferable
policies, if any, approved by Purchaser; and
                           (viii)  annual license, permit and inspection
fees, if any, provided that Seller's rights thereunder (or with respect thereto) are transferable to Purchaser.
                  (b) (i) Apportionment of real property taxes, water rates and charges and sewer taxes and rents shall be made on the basis of the fiscal year for which assessed solely to the extent actually received by Seller from Tenants or actually paid or payable by Seller. If the Closing Date shall occur before any or all of the foregoing are fixed, the apportionment of real property taxes shall be made on the basis of the tax rate for the preceding year applied to the latest assessed valuation. After the final real property taxes, water rates and charges and sewer taxes and rents are fixed, Seller and Purchaser shall make a recalculation of the apportionment of same, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation.
                           (ii) If at the time for the delivery of the Deeds,
any of the Premises or any part of any of them shall be or shall have been affected by an assessment or assessments (including special and/or added) which are or may become payable in annual installments of which the first installment is then due or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the delivery of the applicable Deed for the affected Premises, shall be deemed to be due and payable and to be liens upon such Premises affected thereby and shall be paid and discharged by Seller upon the delivery of the Deed for the Premises. If any assessment with respect to any Premises is unconfirmed at the time of Closing, or if subsequent to Closing any assessment, including special or added, is determined to be incorrect, then, immediately after the amount of the assessment has been established, or the confirmed assessment corrected as a result of a prior error, Seller shall make an appropriate payment to Purchaser within ten (10) days of the tax assessor's calculation of the assessment. Notwithstanding the foregoing, if Tenants of any Premises are obligated under a written lease for the payment of the entire assessment (confirmed and/or unconfirmed), then with respect to such assessment, Purchaser shall seek payment from the Tenants, and any assessment not otherwise the obligation of the Tenants shall be the obligation of Seller. Seller shall indemnify and hold Purchaser harmless from and against all costs and expenses, including reasonable attorneys fees, incurred by Purchaser in connection with Seller's failure to perform Seller's obligation under this Paragraph 9(b)(ii).
                  (c)  If there shall be any water meters on any of the

Properties (other than meters measuring water consumption costs which are the obligation of Tenants to pay), Seller shall furnish readings to a date not more than ten (10) days prior to the Closing Date, and the unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be apportioned on the basis of such last readings.
                  (d) The amount of unpaid taxes, assessments, water charges and sewer rents which Seller is obligated to pay and discharge, with interest and penalties thereon to the fifth (5th) day after the Closing Date, at the option of Seller, may be allowed to Purchaser out of the Purchase Price, provided that official bills therefor with interest and penalties thereon are furnished by Seller at the Closing.
                  (e) If any refund of real property taxes, water rates and charges or sewer taxes and rents is made after the Closing Date for a period prior to the Closing Date, the same shall be applied first to the costs incurred in obtaining same and second to the refunds due to Tenants by reason of the provisions of their respective Leases. The balance, if any, of such refund shall be paid to Seller (for the period prior to the Closing Date) and Purchaser (for the period commencing with the Closing Date).
                  (f) To the extent that Seller receives rent payments after the Closing Date for any period from and after the Closing Date, the same shall be held in trust and immediately paid to Purchaser.

                  (g) All rent payments received by Seller or Purchaser after Closing shall be applied firstly against out-of-pocket costs of collection, then to rents due and owing by such Tenant for the periods from and after Closing and thereafter against rents due and owing prior to Closing in inverse order of due date.
                  (h) To the extent that rent payments are received by Purchaser after the Closing Date with respect to a period prior to the Closing Date, the amount of such rents for the period ending on the date preceding the Closing Date, shall be paid to Seller by Purchaser as and if received after the Closing Date, but not more often than once a month.
                  (i) All realty transfer fees and charges (other than recording fees for the Deeds) shall be paid by Seller at Closing.
         40. RISK OF LOSS.
                  (a) Seller assumes the risk of loss or damage to all of the Properties beyond ordinary wear and tear until delivery of a Deed for the applicable Property to Purchaser and shall notify Purchaser forthwith upon the occurrence of any such casualty ("Casualty Notice"). In the event of any casualty in which the Casualty Threshold (as hereinafter defined) is not established, or in the event of a casualty in which the Casualty Threshold is established and if Purchaser elects to complete the purchase of the particular Property hereunder, Seller shall restore and repair the damaged Property to its condition immediately preceding such casualty and in accordance with its obligations pursuant to Leases, and without a change in the Purchase Price for the particular Property.
                  (b) If, prior to the Closing Date, any Property or Properties shall be damaged by fire or other casualty and the estimated cost of repair and/or restoration shall exceed twenty-five (25%) percent of the Purchase Price of such damaged Property herein or reasonably shall be estimated to require more than one hundred eighty (180) days to repair or restore (collectively, "Casualty Threshold"), Purchaser may, by notice to Seller, elect either (i) not to purchase such Property, or (ii) to terminate this Agreement. If this Agreement is so terminated the Letter of Credit forthwith shall be returned to Purchaser. Purchaser shall notify Seller of its decision within forty-five (45) days of receipt of the Casualty Notice, which shall include the amount of insurance coverage, the amount of insurance received, if any, the reasonably estimated cost of repairs and the reasonably estimated time in which to complete said repairs, and the applicable Closing shall be postponed accordingly.
                  (c) Notwithstanding the foregoing, any proceeds of loss of rent insurance for a casualty occurring prior to the Closing Date, whether received prior to or following the Closing, shall be apportioned as of the Closing Date.
         41. CONDEMNATION. In the event that, prior to Closing, all or any portion of any or all of the Properties shall be condemned or taken as the result of the exercise of the power of eminent domain, or by deed in lieu thereof (collectively, a "Taking"), or if such proceedings shall have commenced or shall be threatened, Seller promptly shall notify Purchaser ("Taking Notice"). Purchaser, in its sole judgment, shall notify Seller within sixty (60) days following receipt of the Taking Notice, that: (1) the remaining portion of a specific Property is not suitable or economically viable for its intended use of the affected Property, in which event Purchaser may terminate this Agreement with respect to such Property; or
(2) the remaining portion of the affected Property is suitable and economically viable for its intended use, in which event Closing shall proceed and Purchaser and Seller shall have the right to participate jointly in the condemnation proceedings and the proceeds thereof shall belong to Seller, subject to the rights of mortgage holders, but Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to said proceeds, unless such condemnation proceedings shall be pending on the Closing Date, in which event there shall not be any credit and at Closing, Seller shall assign all its right, title and interest in and to said proceedings and award to Purchaser. Notwithstanding anything to the contrary contained herein, if there is a Taking of two (2) or more Properties, Purchaser may, upon notice to Seller, terminate this Agreement without further liability hereunder on the part of either party, except that the Letter of Credit forthwith shall be returned to Purchaser.
         42. APPROVALS FOR TRANSFER.  In the event that any
Governmental Authority shall have an ordinance, law, rule, regulation or other requirement requiring a new Certificate of Occupancy or other governmental authorization to be issued in connection with the transfer of title to any of the Properties, or in the event that on the Closing Date there is any such requirement, then and in any of such events, Seller shall use its best efforts, at its sole cost and expense, to obtain and deliver to Purchaser, the Certificate of Occupancy or other governmental authorization.
         43. DUE DILIGENCE PERIOD.
                  (a) Commencing on the date of approval of the Approved Project Pro-Forma for a particular Property through the period ending forty-five (45) days thereafter (the "Due Diligence Period"), Purchaser may perform, or cause to be performed, tests, investigations and studies of or related to any or all of the Properties which are the subject of the Approved Project Pro-Forma, including, but not limited to, soil tests and borings, ground water tests and investigations, percolation tests, surveys, architectural, engineering, subdivision, environmental, access, development studies and such other tests, investigations or studies as Purchaser, in its sole discretion, determines is necessary or desirable in connection with such Properties and may inspect the physical (including environmental) and financial condition of any or all of the Properties which are the subject of the Approved Project Pro-Forma, including but not limited to the Leases, Contracts, engineering and environmental reports, development approval agreements, permits and approvals.

Purchaser shall repair and restore any portion of the surface of any of the Properties disturbed by Purchaser, its agents, representatives or contractors during the conduct of any tests and studies to substantially the same condition as existed prior to such disturbance. Such right of inspection and the exercise of such right shall not constitute a waiver by Purchaser of the breach of any representation, warranty, covenant or agreement of Seller which might, or should, have been disclosed by such inspection.
                  (b) During the Due Diligence Period, Purchaser, its agents, representatives and contractors, shall have unlimited access to all of the Properties which are the subject of the Approved Project Pro-Forma and other information pertaining thereto in the possession or within the control of Seller for the purpose of performing such studies, tests, borings, investigations and inspections for the purposes described in this Paragraph. Seller shall cooperate with Purchaser in facilitating its due diligence inquiry and shall obtain, and use its best reasonable efforts to obtain, any consents that may be necessary in order for Purchaser to perform same. In addition, Seller will deliver to Purchaser promptly after request, true and complete copies of all test borings, Environmental Documents, surveys, title materials and engineering and architectural data and the like relating to any such Properties that are in Seller's possession or under its control. In the event any additional materials or information comes within Seller's possession or control after the date of this Agreement, Seller promptly shall submit true and complete copies of the same to Purchaser. Seller shall notify Purchaser of any dangerous conditions on any of the Properties, including, without limitation, conditions which due to the nature of the borings, studies, investigations, inspections or testing to be performed by or on behalf of Purchaser may pose a dangerous condition to Purchaser or Purchaser's agents, representatives or contractors.
                  (c) Purchaser shall obtain, or cause its contractors, agents and representatives to obtain, liability insurance in an amount equal to One Million ($1,000,000.00) Dollars on a per occurrence and aggregate basis on account of personal injury to one or more persons and property damage with respect to Purchaser's activities and entry onto the Properties. The policy shall name Seller as additional insureds. In addition, Purchaser agrees to indemnify and hold Seller harmless from any damage or injury to persons or property arising out of or in connection with Purchaser or its contractors, agents or representatives entering upon the Properties.
                  (d) Purchaser may terminate this Agreement with respect to a Property set forth in the Approved Project Pro-Forma for any reason or for no reason by notice to Seller given within the Due Diligence Period. In the event Purchaser terminates this Agreement with respect to such Property during the Due Diligence Period, this Agreement shall be null and void with respect to such Property, copies of any reports or studies prepared by third parties as part of Purchaser's investigations during the Due Diligence Period with respect to such Property (if expressly permitted by such third party), shall be delivered to Seller (except, if this Agreement is terminated as a result of Seller's breach hereof). In the event Purchaser does not terminate this Agreement by the end of the Due Diligence Period, Purchaser shall be deemed to have elected not to terminate this Agreement with respect to such Property.
         44. ENVIRONMENTAL PROVISIONS.
                  (a) Notwithstanding anything to the contrary contained in this Agreement, the obligation of Purchaser to pay the Purchase Price and otherwise proceed to a particular Closing shall be subject to the condition as to each Property, that Seller obtain from the Element, (as hereinafter defined in Paragraph 14.(e)(iii) hereof) pursuant to ISRA (as hereinafter defined in Paragraph 14.(e)(i) hereof), and deliver to Purchaser, at least five (5) days prior to Closing (the "ISRA Compliance Date"), together with all submissions upon which any one or more of the following is based, either:
                           (i) a Letter of Non-Applicability;
                           (ii)   a de minimis quantity exemption;
                           (iii)  an unconditional approval of the applicable
Seller's Negative Declaration; or
                           (iv)   an unconditional No Further Action Letter;
(collectively the "ISRA Approval") for which the applicable
Seller shall apply promptly. In no event shall an ISRA Approval involve any engineering or institutional controls, including without limitation, capping, deed notice, declaration of environmental restriction or other institutional control notice pursuant to P.L. 1993 c. 139, a groundwater classification exception area or a well restriction area. If the requirements of this Paragraph 14.(a) are not satisfied on or before the ISRA Compliance Date, Purchaser thereafter shall have the right, by notice to Seller, to extend the ISRA Compliance Date, to elect not to purchase such Property or to terminate this Agreement, in which latter event this Agreement shall be rendered null and void and of no further force or effect, the Letter of Credit forthwith shall be returned to Purchaser and neither party shall have further liability or obligation to the other under or by virtue of this Agreement.
                  (b) Contemporaneously with the execution of this Agreement, and subsequently promptly upon receipt by Seller or its representatives, Seller shall deliver to Purchaser: (i) all Environmental Documents concerning the Property generated by or on behalf of predecessors in title or former occupants of such Property to the extent in Seller's possession or control; (ii) all Environmental Documents concerning such Property generated by or on behalf of Seller, whether currently or hereafter existing; (iii) all Environmental Documents concerning such Property generated by or on behalf of current or future occupants of such Property to the extent in Seller's possession or control, whether currently or hereafter existing; and (iv) a description of all known operations, past and present, undertaken at the Property and existing maps, diagrams and other documentation to the extent in Seller's possession or control designating the location of past and present operations at such Property and past and present storage of Contaminants above or below ground, on, under, at, emanating from or affecting any of the Property or its environs.
                  (c) Seller shall notify Purchaser in advance of all meetings scheduled between Seller or its representatives and NJDEP, and Purchaser and/or its representatives shall have the right, without obligation, to attend and participate in all such meetings.
                  (d) Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claims, liabilities, losses, deficiencies, damages, interest, penalties and costs, foreseen or unforeseen including, without limitation, reasonable counsel, engineering and other professional or expert fees, which Purchaser may incur, by reason of or resulting directly or indirectly, wholly or partly, from any breach, inaccuracy, incompleteness or nonfulfillment of any representation, warranty, covenant or agreement herein by Seller, or by reason of Seller's actions or non-action with regard to Seller's obligations pursuant to this Paragraph 14.
                  (e) The following terms shall have the following meanings when used in this Agreement:
                           (i) "Contaminants" shall include, without
limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the New Jersey Environmental Rights
Act, N.J.S.A. 2A:35A-1 et seq.; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. (the "Spill Act");
the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq.; the Hazardous Substances Discharge: Reports and Notices
Act, N.J.S.A. 13:1K-15 et seq.; the Industrial Site Recovery Act,
N.J.S.A. 13:1K-6 et seq. ("ISRA"); the "Tanks Laws" as hereinafter defined in Paragraph 14.(e)(x) hereof; the Resource
Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq. ("RCRA"); the Comprehensive Environmental Response,
Compensation and Liability Act, as amended, 42 U.S.C. ss.9601 et seq. ("CERCLA"); the Water Pollution and Control Act, 33 U.S.C.
ss.1251 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other applicable federal, state, county or municipal environmental statute, ordinance, code, rule or regulation, including, without limitation, radon, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum based derivatives. Where a statute, ordinance, code, rule or regulation defines any of these terms more broadly than another, the broader definition shall apply.
                           (ii)   "Discharge" shall mean the releasing,
spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, treating or dumping of Contaminants at, into, onto or migrating from or onto any of the Properties, regardless of whether the result of an intentional or unintentional action or omission.
                           (iii)  "Element" shall mean the Industrial Site
Evaluation Element or its successor of the NJDEP.
                           (iv)   "Environmental Documents" shall mean all
environmental documentation in the possession or under the control of any Seller(s) concerning any of the Properties, or its environs, including without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental Authority and directives, orders, approvals and disapprovals issued by any Governmental Authority.
                           (v) "Environmental Laws" shall mean and every
applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, codes, directives or requirements, of any Governmental Authority in any way related to Contaminants.
                           (vi)   "Governmental Authority" shall mean the
federal, state, county or municipal government, or any department, agency, bureau, board, commission, office or other body obtaining authority therefrom, or created pursuant to any law.
                           (vii)  "Major Facility" is as defined in the Spill
Act.
                           (viii) "NJDEP" shall mean the New Jersey
Department of Environmental Protection or its successor.
                           (ix)   "Notice" shall mean, in addition to its
ordinary meaning, any written communication of any nature, whether in the form of correspondence, memoranda, order, directive or otherwise.
                           (x) "Tank Laws" shall mean the New Jersey
Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-
21 et seq., and the federal underground storage tank law
(Subtitle I) of RCRA, together with any amendments thereto, regulations promulgated thereunder, and all substitutions thereof, and any successor legislation and regulations.
                           (xi)   "Underground Storage Tank" shall mean each
and every "underground storage tank", whether or not subject to the Tank Laws, as well as the "monitoring system", the "leak detection system", the "discharge detection system" and the "tank system" associated with the "underground storage tank", as those terms are defined in the Tank Laws.
                  (f) Seller covenants and agrees that between the date hereof and the Closing Date it shall perform or observe the following:

                           (i) Promptly notify Purchaser of, and promptly
deliver to Purchaser, a certified true and complete copy of any Notice Seller may receive, on or before the Closing Date, from any Governmental Authority, concerning a violation of Environmental Laws or Discharge of Contaminants;
                           (ii)   At its own cost and expense, be responsible
for the remediation of all Contaminants existing on, under, at emanating from or affecting any of the Properties as of the date of Closing, in violation of Environmental Laws, regardless of the date of discovery, notwithstanding anything to the contrary set forth herein. In no event shall Seller's remediation involve any engineering or institutional controls, including, without limitation, capping, a deed notice, a declaration of environmental restrictions or other institutional control notice pursuant to P.L. 1993, c. 139, or a groundwater classification exception area or well restriction area. Any such remediation and associated activities shall be undertaken pursuant to a right of access agreement reasonably acceptable to Purchaser;
                           (iii)  Contemporaneously with the signing and
delivery of this Agreement, and subsequently, promptly upon receipt by Seller or its representatives, deliver to Purchaser a certified true and complete copy of all Environmental Documents.
         45. CONDITIONS TO CLOSING.
                  (a) In addition to other conditions set forth in this Agreement, Purchaser's obligation to close title to a particular Property is expressly conditioned upon and subject to the occurrence of all of the following:
                           (i)  Seller shall have completed subdivision of
the Land in the configuration set forth in Schedule "A-1", all requisite governmental approvals shall have been obtained, and all conditions to subdivision shall have been satisfied including, without limitation, the filing in the public records of the subdivision plat;
                           (ii) Leasing Stabilization (as hereinafter
defined) for such Property having been achieved and in effect;
                           (iii) Substantial Completion of all work set forth
in the Approved Plans and Specifications (as the same may be modified, from time to time, to include additional tenant improvement work, with the consent of Purchaser), including, all tenant improvement work required under all Leases (including, change orders);
                           (iv) All Tenants have accepted delivery of
possession of their premises pursuant to the terms and conditions of their Leases;
                           (v) A final, unconditional  Certificate of
Occupancy permitting occupancy of the Property and all premises for Tenant's use has been issued by all Governmental Authorities having jurisdiction;
                           (vi) All Tenants have delivered their security
deposits and have commenced the payment of rent required to be paid pursuant to the terms and conditions of the Leases;
                           (vii) All Tenants have delivered the Estoppel

Certificates;
                           (viii)   Written certification of McGarvey
Construction Co., Inc. that the work has been fully completed in accordance with the Approved Plans and Specifications (or in accordance with the Approved Plans and Specifications as amended after the date hereof, provided any such amendments have been approved in writing by Purchaser), the provisions hereof and all legal requirements, and that all necessary certificates and approvals required to be obtained from any Governmental Authority having jurisdiction over the Property have been obtained;
                           (ix) Receipt of an absolute unconditional waiver
of liens from all contractors and subcontractors for all work performed at the Property;
                           (x) All contractors and subcontractors have been
paid in full for performance of work at the Property; and
                           (xi) All roads necessary for the full utilization
of the Improvements for their intended purposes have been completed (other than completion of the top coat) and the necessary rights-of-way therefor have been acquired by the appropriate Governmental Authority or have been dedicated to public use by such Governmental Authority.
                  (b) The term "Leasing Stabilization" means, with respect to each Property which has been developed with Improvements, (a) leases complying with the terms and conditions set forth in Paragraph 7 for ninety (90%) percent of the Floor Area therein have been executed and are in full force and effect, and (b) no default by either party to such leases has occurred and is continuing, or no event has occurred and is continuing which, with the giving of notice or the passage of time or both, would constitute a default under such leases. Seller shall, within ten (10) days after achieving Leasing Stabilization with respect to a particular Property, notify Purchaser of the date of achieving Leasing Stabilization.
                  (c) The term "Substantial Completion" as used herein shall mean that only so-called "punch list" items of work which shall be limited to such unfinished minor items which, when considered as a whole, do not materially adversely affect any Tenant's occupancy of its premises, and otherwise are permitted pursuant to the terms of the Leases. Seller covenants and agrees to fully complete any punch list items not later than the date which is twenty (20) days after Seller receive notification thereof or within the time period set forth in the applicable Lease.
         46. NOTICES.
                  (a) Any notice, request, consent, approval or demand ("notice") which, pursuant to the provisions of this Agreement or otherwise, must or may be given or made by any party hereto to any other party, shall be in writing and shall be given by such party or its attorney and shall be delivered by personal delivery, by mailing same via certified mail, return receipt requested, postage prepaid, in a United States Post Office depository, by delivery to a postal or private expedited form of delivery service, or telecopied to the intended recipient at the telecopy number set forth therefor below (with hard copy to follow), addressed to Purchaser at its address set forth in the heading to this Agreement, Attention: Roger Thomas, Esq., (fax 908-272-6755), with a copy given in the aforesaid manner to Cole, Schotz, Meisel, Forman & Leonard, P.A., Court Plaza North, 25 Main Street, P.O. Box 800, Hackensack, New Jersey 07602-0800, Attention: Richard W. Abramson, Esq., (fax 201-489-1536), and to Seller to William Price (fax 609-235-3043) at the address set forth in the heading to this Agreement with a copy given in the aforesaid manner to Archer & Greiner, One Centennial Square, Haddonfield, New Jersey 08033, Attention: Gary L. Green, Esq., (fax 609-795-0574) addressed to Guarantors at 840 North Lenola Road, Moorestown, New Jersey 08057.
                  (b) Notice shall be deemed delivered on the day of personal delivery, on the day telecopied, on the first business day following deposit with the overnight carrier or on the second business day following deposit in the Post Office depository, as the case may be.
                  (c) Either party may designate a different person or address by notice to the other party given in accordance herewith.
         47. BROKER. Each party represents and warrants to the other party that it dealt with no broker or other person entitled to claim fees for such services in connection with the negotiation, execution and delivery of this Agreement. Based upon the aforesaid representations, warranties and covenants each party agrees to defend, indemnify and hold the other party harmless from and against any and all claims for finders' fees or brokerage or other commission which at any time may be asserted against the indemnified party, including any claim by Broker against Purchaser, founded upon a claim that the substance of the aforesaid representations of the indemnifying party is untrue. Such indemnification shall include, but not be limited to, all commission claims, as well as all costs, expenditures, legal fees and expert fees reasonably incurred in defending any claim of any third party. In the event that by settlement or otherwise, any monies or other consideration is awarded to or turned over to any third party as a result of a commission claim, it is the intention of the parties hereto that the indemnifying party shall be solely responsible therefor.
         48. DEFAULT.
                  (a) If Purchaser shall default in the payment of the Purchase Price or otherwise shall default in the performance of any of its other obligations pursuant to this Agreement, Seller, as their sole and exclusive remedy, shall be entitled to receive, as liquidated damages and not as a penalty, the Letter of Credit and the right to convert same to cash, it being acknowledged that the actual damages which may be suffered by Seller in the event of any default by Purchaser shall be difficult to ascertain, plus the costs and expenses set forth in subparagraph (c) below. If the Letter of Credit is converted to cash, Seller shall be entitled to receive any interest earned on such cash.
                  (b) If Seller shall default in any of its obligations hereunder, Purchaser shall have the right to (i) terminate this Agreement by notice to Seller, in which event the Letter of Credit shall be returned to Purchaser and obtain from Seller damages suffered by Purchaser, plus the costs and expenses set forth in subparagraph (c) below, or (ii) seek specific performance by Seller of Seller's obligations hereunder, and if Purchaser is successful, in addition obtain from Seller the costs and expenses set forth in
(c) below, together with damages suffered by Purchaser.
                  (c) In the event of litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party, costs and expenses incurred by the prevailing party, including reasonable legal fees and disbursements.
         49. SURVIVAL. It is agreed that all of the terms, agreements, covenants, promises, provisions, indemnifications, representations and warranties set forth herein shall, except as otherwise specifically set forth in this Agreement, survive Closing and delivery of the Deed.
         50. INDEMNITY.
                  (a) Seller agrees to indemnify, defend and save harmless Purchaser and its respective representatives, employees, agents, constituent members, successors and assigns from and against all claims, actions, demands, suits, liabilities and damages (i) subject to the limitations set forth in Paragraph

6.(e), resulting from the breach or default of any covenant, provision, representation or warranty of Seller including all reasonable costs and expenses incurred by Purchaser in the enforcement of this Paragraph, or (ii) imposed upon or incurred by Purchaser, or allegedly due by Purchaser, arising out of or relating to the ownership, operation, leasing, repair or improvement of or otherwise dealing with, any Property, or by reason of any event or occurrence on, or relating to, such Property which occurred, accrued or related to an event occurring at any time prior to the Closing Date.
                  (b) Purchaser agrees to indemnify, defend and save harmless Seller and its representatives, employees, agents, constituent members, successors and assigns from and against all claims, actions, demands, suits, liabilities and damages (i) subject to the limitations set forth in Paragraphs 6.(e) and 18, resulting from the breach or default of any covenant, provision, representation or warranty of Purchaser or (ii) imposed upon or incurred by Seller, or allegedly due by Seller, arising out of or relating to the ownership, operation, leasing, repair or improvement of or otherwise dealing with, any Property, or by reason of any event or occurrence on, or relating to, such Property which occurred, accrued or related to an event occurring at any time after the Closing Date.
         51. ASSIGNMENT. This Agreement may not be assigned by Purchaser, without the consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), except that no such consent shall be required with respect to an assignment to any affiliate of Purchaser. Upon such assignment, Purchaser named herein shall be relieved of any further liability for any of the terms, promises and conditions of this Agreement on its part to be performed hereunder.
         52. CROSS DEFAULT. Simultaneously with the execution and delivery of this Agreement, Purchaser has entered into (i) a certain Agreement of Sale with Seller and certain affiliates of Seller (the "Agreement of Sale") relating to certain property more particularly described on Schedule "F"; and (ii) a certain agreement with Seller (the "T&N Agreement") relating to certain property located in Moorestown, New Jersey and leased to T&N Van Service, Inc. as more particularly described in the T & N Agreement. This Agreement and the obligations of the parties hereunder are subject to performance by the respective parties to the T&N Agreement and/or the Agreement of Sale of their respective obligations which are required to be performed prior to the Closing Date in accordance with the terms thereof. If Seller or its related entities default in their obligations under the Agreement of Sale and/or the T&N Agreement, Purchaser shall have the right to proceed with the purchase of the Property, to declare a default hereunder, and/or to terminate this Agreement. If Purchaser shall default in its obligations under the Agreement of Sale and/or the T & N Agreement, Seller shall have the right to declare a default hereunder.

         53. POST CLOSING RESTRICTIONS.
                  (a) Except as otherwise set forth herein, for a period of three (3) years commencing on the closing date under the Agreement of Sale, neither John S. McGarvey nor William G. Price, Jr. ("Principals" or, when used in Paragraph 26, "Guarantors"), each of whom is a shareholder, officer, director, partner, manager and/or employee of Seller, existing managing entities, or related entities, either directly or indirectly, to or for the benefit of any person, firm, partnership, corporation or other entity, shall: call upon, solicit, divert, accept any business or patronage from, or attempt to call upon, solicit or divert any of the tenants of the Adjacent Properties or any potential tenants of the Adjacent Properties of which either has knowledge, for the leasing and/or purchasing of industrial, warehouse and/or office real property, or engage or become interested, either as a principal, partner, agent, employee, shareholder or director of any corporation, association or other entity, or in any other manner or capacity whatsoever, in the business of developing, managing, leasing or selling industrial, warehouse and/or office real property at any location situated within the State of New Jersey and within fifteen (15) miles from any portion of the Property.
                  (b) It is acknowledged that each of the covenants, obligations and restrictions ("restrictions") set forth in this Paragraph 23 is separate and distinct from each and every other restriction, so that in the event all or any portion of any restriction is deemed invalid or unreasonable, each of the remaining restrictions shall be deemed divisible and independent therefrom, shall remain in full force and effect and each Principal consents to such modifications of any such restrictions as a court may deem reasonable.
                  (c) It is acknowledged that each of the above restrictions is fair, reasonable and constitutes a material inducement to Purchaser to purchase the Property, shall be construed and enforced independently of any other agreement herein and the existence of any claim by Seller and/or Principals against Purchaser shall not constitute a defense to the enforcement by Purchaser of the restrictions set forth above.
                  (d) If this Agreement is terminated as a result of Purchaser's default under this Agreement or the Agreement of Sale, the restrictions set forth in this Paragraph 23 shall be deemed terminated and of no further force and effect. If this Agreement is terminated by Purchaser with respect to a particularly Property (not as a result of Seller's default under this Agreement), then the restrictions set forth in this Paragraph 23 with respect to such Property only shall be terminated and of no further force and effect.
                  (e) In the event Principals shall, at any time during the term of the restrictions set forth in this Paragraph 23, receive a bona fide offer or solicitation (the "Solicitation"), to engage or to become interested, either as a principal, partner, agent, employee, shareholder or director of any corporation, association or other entity, or in any other manner or capacity whatsoever, in a business which would be violative of the restrictions set forth in this Paragraph 23, which Solicitation Principals wish to accept, Principal shall deliver a notice (hereinafter referred to as the "Solicitation Notice") to Purchaser setting forth all of the terms of said Solicitation together with a true copy of the Solicitation (which must be in writing). Purchaser shall thereafter have the right, exercisable by notice to Principals, within thirty
(30) days after the date of receipt of the Solicitation Notice, to elect to pursue such Solicitation either individually, or, at Purchaser's election, by joint venturing same with Principals. In the event Cali Realty shall elect to pursue such Solicitation individually, Principals shall assign to Purchaser all of their right, title and interest in and to such Solicitation and the right to negotiate the terms and conditions of the transactions contemplated in the Solicitation Notice in which event the restrictions set forth in this Paragraph 23 shall continue to be effective and shall remain in full force and effect. If Purchaser does not elect to pursue such Solicitation, then Principals may, with respect to the transactions set forth in the Solicitation Notice, pursue such transactions, notwithstanding the restrictions set forth in this Paragraph 23. Nothing contained herein shall be deemed a waiver or a release of Principals from the restrictions set forth in this Paragraph 23 with respect to any other activities not encompassed within the particular Solicitation Notice.

         54. ESCROW AGENT.
                  (a) The Letter of Credit shall be held in escrow by Escrow Agent and released on the terms hereinafter set forth.
                  (b) At the Closing, Escrow Agent shall deliver the Letter of Credit to Purchaser.
                  (c) Any notice(s) to and from Escrow Agent shall be given in accordance with Paragraph 16 hereof.
                  (d) If Escrow Agent receives a notice signed by Seller stating that Purchaser has defaulted in the performance of its obligations pursuant to this Agreement, Escrow Agent shall deliver a copy of such notice to Purchaser. If Escrow Agent shall not have received notice of objection from Purchaser within ten (10) days after Escrow Agent has delivered such notice, Escrow Agent shall deliver the Letter of Credit to Seller. If Escrow Agent shall receive a timely notice of objection from Purchaser as aforesaid, Escrow Agent promptly shall forward a copy thereof to Seller.
                  (e) If Escrow Agent receives a notice signed by Purchaser stating that this Agreement has been canceled or terminated and that Purchaser is entitled to the Letter of Credit, or that Seller has defaulted in the performance of its obligations pursuant to this Agreement, Escrow Agent shall deliver a copy of such notice to Seller. If Escrow Agent shall not have received notice of objection from Seller within ten (10) days after Escrow Agent has delivered such notice, Escrow Agent shall deliver the Letter of Credit to Purchaser. If Escrow Agent shall receive a timely notice of objection from Seller as aforesaid, Escrow Agent promptly shall forward a copy thereof to Purchaser.
                  (f) If Escrow Agent receives notice from either party authorizing delivery of the Letter of Credit to the other party, Escrow Agent shall deliver the Letter of Credit in accordance with such instructions.
                  (g) If Escrow Agent receives a notice of objection as aforesaid, Escrow Agent shall convert the Letter of Credit to cash and hold such proceeds in an interest bearing FDIC insured bank in New Jersey until Escrow Agent receives either: (i) a notice signed by both Seller and Purchaser stating who is entitled to the Letter of Credit; or (ii) a final order of a court of competent jurisdiction directing disbursement in a specific manner, in either of which events Escrow Agent shall deliver the Letter of Credit in accordance herewith or in accordance with such notice or order. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any requests or demands until and unless it has received a direction of the nature described in (i) or (ii) above.
                  (h) Notwithstanding the foregoing provisions of Subparagraph
(g) above, if Escrow Agent shall have received a notice of objection as aforesaid, or shall have received at any time before actual delivery of the Letter of Credit, a notice signed by either Seller or Purchaser advising that litigation between Seller and Purchaser over entitlement to the Letter of Credit has been commenced, Escrow Agent shall have the right, upon notice to both Seller and Purchaser to deposit the Letter of Credit with the Clerk of the Court in which any litigation is pending, whereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful default.
                  (i) Escrow Agent shall not be liable for any error or judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law, and is released and exculpated from all liability hereunder except for willful misconduct or gross negligence.
                  (j) Escrow Agent's obligations hereunder shall be as a depositary only, and Escrow Agent shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any notice, instructions or other instrument furnished to it or deposited with it, or for the form of execution of any thereof, or for the identity or authority of any person depositing or furnishing same.
                  (k) Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by it to be genuine, and Escrow Agent may assume that any person purporting to give any notice or advice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.
                  (l) Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder, including attorneys at its firm. The parties shall reimburse Escrow Agent, jointly and severally, for all costs and expenses incurred by Escrow Agent in performing its duties as Escrow Agent including, but not limited to, reasonable attorneys' fees (either paid to retained attorneys or amounts representing the fair value of services rendered to itself).
                  (m) The terms and provisions of this Paragraph shall create no right in any person, firm or corporation other than the parties hereto and their respective successors or assigns, and no third party shall have the right to enforce or benefit from the terms hereof.
                  (n) In the event of any dispute, disagreement or suit between Seller and Purchaser, whether pertaining to the Letter of Credit, this Agreement or otherwise, Escrow Agent shall have the right to represent or otherwise serve as attorneys for Seller.
                  (o) Escrow Agent is designated the "real estate reporting person" for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

                  (p) The applicable provisions of this Paragraph shall survive the Closing or termination of this Agreement.
         55. MISCELLANEOUS.
                  (a) This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors, legal representatives and assigns.
                  (b) This Agreement may be executed in one or more counterparts, each of which when so executed and delivered by each party to the other shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.
                  (c) At any time or from time to time, upon written request of the other party, each party shall execute and deliver all such further documents and do all such other acts and things as reasonably may be required to confirm or consummate the within transaction.
                  (d) The captions preceding the Paragraphs of this Agreement are intended only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
                  (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. No variations or modifications of or amendments to the terms of this Agreement shall be binding unless in writing and signed by the parties hereto. The respective attorneys for each party are authorized to modify any dates or time periods set forth herein.
                  (f) The terms, conditions, covenants and provisions of this Agreement shall be deemed to be severable except with respect to any provisions relating to the Purchase Price. If any clause or provision herein contained shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, the same shall be deemed to be severable and shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect.
                  (g) The obligations of each party to complete the transactions contemplated hereby is subject to the satisfaction, as of Closing, of all of the terms, conditions and obligations to be met and/or performed by the other party or which otherwise are for the benefit of such party, any of which conditions and/or obligations may be waived in whole or in part by the party which is the beneficiary of such condition or obligation.
                  (h) Each party, at its sole cost and expense, shall have the right to record a short form memorandum of this Agreement, which memorandum shall not set forth the Purchase Price or terms of payment, and each party agrees to execute any such short form memorandum upon the request of the other party.
                  (i) As used in this Agreement, the masculine gender shall include the feminine or neuter genders and the neuter gender shall include the masculine or feminine genders, the singular shall include the plural and the plural shall include the singular, wherever appropriate to the context.
                  (j) This Agreement shall be governed by and enforced in accordance with the substantive laws of the State of New Jersey.
         56. GUARANTY.
                  (a) Guarantors hereby, jointly and severally, guarantee to Purchaser, its successors and assigns the full, due and timely completion of construction of all Improvements in the manner required by the Approved Plans and Specifications from time to time and in accordance with the provisions of this Agreement including any modifications or amendments hereto, without any further writing, and the costs for enforcing this Guaranty (collectively, the "Obligations").
                  (b) This is a guaranty of payment and performance and not of collection. The obligations of Guarantors hereunder are independent of the obligations of Seller, and a separate action or actions may be brought and prosecuted against Guarantors, regardless whether action is brought against Seller or whether Seller are joined in any such action or actions.
                  (c) Guarantors agree that the obligations of Guarantors under this Paragraph 26 are primary, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Agreement or any instrument referred to herein, or any substitution, release or exchange of any other guaranty of or security for the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever (including, without limitation, personal defenses of Seller) which might otherwise constitute a legal or equitable discharge or defense of a surety, guarantor or co-obligor, it being the intent of this Paragraph 26 that the obligations of Guarantors hereunder shall be primary, absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more the following shall not alter or impair the liability of Guarantors hereunder:
                           (i)  at any time or from time to time, without
notice to or consent of Guarantors, the time for any performance of or compliance with the Obligations shall be extended, or such performance or compliance shall be waived;
                           (ii) any modification of or amendment to the
Agreement;
                           (iii) the existence of any claim, set-off or
other right which Guarantors may have at any time against Purchaser, Seller or any other person or entity, whether in connection herewith or with any unrelated transaction;
                           (iv) any of the acts required or contemplated in
any of the provisions of the Agreement or other instruments referred herein shall be done or omitted;
                           (v)  the maturity of any of the Obligations shall
be accelerated or extended, or any of the Obligations shall be modified, supplemented or amended in any respect or any right under the Agreement or other instruments referred to herein shall be waived or extended or any other guaranty of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
                           (vi) Purchaser releases or substitutes any one or
more of any Seller, endorses or guarantors of the Obligations;
                           (vii) any of the Obligations shall be
determined to be void or voidable or shall be subordinated to the claims of any person; or
                           (viii)   there shall be occur any insolvency,
bankruptcy, reorganization or dissolution of Seller(s) or other
Guarantor.
         With respect to their obligations hereunder, Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that Purchaser exhaust any right, power or remedy or proceed against any person under the Agreement or other instruments referred to herein, or against any collateral or other person under any other guaranty of, or security for, or obligation relating to, any of the Obligations.
                  (d) The obligations of Guarantors under this Paragraph 26 shall be automatically reinstated if and to the extent that for any reason any payment or performance by or on behalf of any persons in respect of the Obligations is rescinded or must be otherwise restored by Purchaser or any other holder or recipient of payment or performance of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Guarantors agree that they will pay to Purchaser on demand all reasonable out-of-pocket costs and expenses (including, without limitation, fees of counsel) incurred by Purchaser in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
                  (e) Without limiting the generality of the provisions of this Paragraph 26, Guarantors hereby specifically waive: (a) promptness, diligence, notice of acceptance and any other notice with respect to the Obligations; (b) any requirement that Purchaser protect, secure or insure any lien or any property subject thereto or exhaust any right or take any action against Seller or any collateral or undertake any marshalling of assets; (c) the right to direct the order of enforcement or remedies, (d) any defense arising by reason of any claim or defense based upon an election of remedies by Purchaser which in any manner impairs, reduces, releases or otherwise adversely affects its subrogating, contribution or reimbursement rights or other rights to proceed against Seller or any collateral; (e) any duty on the part of Purchaser to disclose to Guarantors any matter, fact or thing relating to the business, operation or condition of the Properties or Seller and their assets now known or hereafter known by Purchaser; and (f) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of the guaranty provided for in this Paragraph 26 and the existence, creation or incurrence of new or additional indebtedness.
         57. ROLLBACK TAXES. Any "rollback taxes" assessed or to be assessed against any Premises identified on Schedule "A" pursuant to the Farmland Assessment Act of 1964, N.J.S.A. 54:4-23.1, et seq., shall be paid by Seller. If rollback taxes will be due with respect to any Premises but are not assessed against a Property at a Closing, a good-faith estimate of the amount of same shall be obtained by the parties from the tax assessor of the Township of Moorestown, at least twenty-four (24) hours prior to Closing, and Seller shall pay one hundred twenty-five (125%) percent of the amount of said estimate from the proceeds at Closing into escrow to be held by Title Company until such time as the rollback tax assessment against the respective Premises is made. Upon Title Company's receipt of notice from Purchaser that said rollback taxes have been assessed against the Premises, Title Company shall, within three (3) business days thereof, pay said taxes to the Township of Moorestown. In the event the amount of the monies being held in escrow by Title Company are not sufficient to cover payment of said rollback taxes, then Seller shall promptly pay to Purchaser any additional monies that are due and payable by Seller in accordance with the terms and provisions of this Paragraph; and in the event the amount of the escrow monies are in excess of the amount of said rollback taxes, then Title Company shall disburse the remaining balance of the escrow funds to Seller after the amount of the escrow monies due to Purchaser have been disbursed to the Township of Moorestown, in accordance with the terms and provisions of the immediately proceeding sentence. Seller shall indemnify and hold Purchaser harmless from and against all costs and expenses, including reasonable attorneys fees, incurred by Purchaser in connection with Seller's failure to perform Seller's obligations under this Paragraph 27.
         58. SELLER'S RIGHT TO EXCHANGE PROPERTY.
                  (a) (i) Seller shall have the right, exercisable at least thirty (30) days prior to Closing, to elect to exchange the Property for other property of like kind ("Exchange Property") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended.
                           (ii) If Seller elects to effect any exchange, it
shall notify Purchaser as to all details thereof, and Purchaser shall execute a contract to purchase the Exchange Property in a form satisfactory to Seller (hereinafter called the "Exchange Contract"), and immediately thereafter shall assign all of its right, title and interest in and to the Exchange Contract to the Exchange Escrow Agent, as hereinafter defined. The funds required to pay the deposit under the Exchange Contract shall be provided to Purchaser by Seller or Exchange Escrow Agent. The Exchange Contract shall provide for the right of assignment by Purchaser to Exchange Escrow Agent and/or Seller without recourse, and that the seller of the Exchange Property shall look only to the deposit monies thereunder as liquidated damages, there being no liability on the part of Purchaser to said seller. Purchaser shall not be obligated to execute an Exchange Contract which would require Purchaser to be personally liable on any indebtedness or to incur any cost or expense which would increase Purchaser's liability beyond that liability incurred by Purchaser hereunder.
                           (iii)  In no event, however, shall the closing of
title to the Property be delayed due to the inability of Seller to select an Exchange Property or close title thereto.
                  (b) (i) If Seller shall elect to exchange the Property pursuant to this Paragraph, whether or not an Exchange Property has been designated, as herein set forth, the Purchase Price, exclusive of the satisfaction of liens, payment of closing costs and other permitted expenses, shall be deposited with the Exchange Escrow Agent ("Escrow Account"), subject to the Exchange Escrow Agent executing an agreement reasonably satisfactory to Purchaser whereby Exchange Escrow Agent agrees to be bound by the terms and conditions of this Paragraph 28, and shall not be paid to Seller at Closing. The Escrow Account shall be held by Exchange Escrow Agent in an interest bearing account, pursuant to the terms hereof. The interest earned upon the Escrow Account while being held by Exchange Escrow Agent shall be added to the Escrow Account and shall be paid to Seller at the closing of the Exchange Property.

                           (ii) Purchaser appoints its title insurance
company or such other title insurance company or other entity as Purchaser reasonably may designate, its agent, in order to effectuate the Exchange (the "Exchange Escrow Agent"). Purchaser and Seller shall cooperate with each other and Exchange Escrow Agent and promptly shall sign and deliver to Exchange Escrow Agent all documents reasonably deemed necessary by Seller in order to qualify this transaction pursuant to Internal Revenue Code Section 1031.
                           (iii)  Seller shall pay all fees relating to the
Escrow Account, and all reasonable attorneys' fees and expenses of Purchaser, if any, relating to the exchange transaction and in no event shall Purchaser be required to assume any liability thereunder.
                           (iv) During the period that the Escrow Account is
in existence, Seller shall not have any control, directly or indirectly, over the funds placed in the Escrow Account, except as may be expressly provided herein.
                           (v)  If, at the time of Closing, Seller shall not
have designated the Exchange Property, then if within forty-five (45) days following Closing, Seller shall deliver to Purchaser and to Exchange Escrow Agent a designation of an Exchange Property which Seller desires to acquire by way of exchange for the Property transferred to Purchaser at Closing ("Designation"), the parties shall proceed as provided for herein. If there is no timely Designation, then Exchange Escrow Agent, on the forty-sixth (46th) day after Closing (or, if such day is a Saturday, Sunday or legal holiday, on the first business day thereafter) shall disburse to Seller the Escrow Account and all interest earned thereon shall be paid to Purchaser.
                           (vi) Any Designation of an Exchange Property shall
include an Exchange Contract, or thereafter Seller shall provide Purchaser with an Exchange Contract, which Exchange Contract shall comply with the terms set forth in Subparagraph 28.(a). The parties acknowledge that there may be multiple Exchange Properties and that multiple Designations may be delivered, provided that each meets the conditions set forth herein and the requirements of the Internal Revenue Code Section 1031 and regulations thereunder.
                           (vii)  Upon receipt by Purchaser of an Exchange
Contract, it shall execute and deliver the Exchange Contract to the seller of the Exchange Property ("Exchange Seller"), Seller and Exchange Escrow Agent. Thereafter, Purchaser shall assign its interest in the Exchange Contract to Exchange Escrow Agent, it being agreed that Purchaser shall not take title to any Exchange Property.
                           (viii)  Upon Purchaser executing any Exchange
Contract, and in accordance therewith, Exchange Escrow Agent shall pay from the Escrow Account to Exchange Seller, or such other party as is provided for in the Exchange Contract, the amount of the deposit and all other monies required under the Exchange Contract or otherwise related to the transaction.

                           (ix) Exchange Escrow Agent shall not be liable to
either Seller or Purchaser in connection with its performance as Exchange Escrow Agent, except in the event of intentional wrongdoing or negligence. Exchange Escrow Agent is authorized only to do those acts necessary and proper to effect the purpose of this Agreement.
                           (x)  The Exchange Escrow Agent shall use the
Escrow Account, for payment of the deposit and all other payments due under the Exchange Contract to purchase the Exchange Property, plus closing costs, and for no other purpose.
                           (xi) If the payment for the Exchange Property
shall exceed the amount of the Escrow Account, Seller either shall: (i) deposit an amount equal to such excess with Exchange Escrow Agent no later than the day of the Exchange Property Closing; or (ii) cause or direct that the funds necessary to effectuate the Exchange Property Closing be paid directly to Exchange Seller at the Exchange Property Closing.
                           (xii)  At the Exchange Property Closing, the
following shall be deposited or caused to be deposited with Exchange Escrow
Agent: (i) a deed for the Exchange Property from Exchange Seller as grantor to Seller, as grantee; and (ii) any other documents or agreements necessary or incidental to the acquisition or conveyance of the Exchange Property.
                           (xiii)  When all documents and funds called for
herein have been deposited with Exchange Escrow Agent and when a title policy can be issued on the Exchange Property to Seller, subject only to title exceptions approved by Seller, Exchange Escrow Agent shall record the deed, disburse the funds and deliver all other documents to Seller. All expenses, reimbursements and prorations in connection with the Exchange Property shall be governed by the provisions of the Exchange Contract, except as expressly set forth herein.
                           (xiv)  Purchaser makes no warranty with respect to
the Exchange Property and Seller assumes all responsibility for title to the Exchange Property being good and marketable. Seller agrees to indemnify Purchaser and hold Purchaser harmless from any damages, liability, costs, expenses, claims, losses or demands (including reasonable attorneys' fees and costs of litigation including those for enforcing this indemnity), arising out of or in any way related to the acquisition of the Exchange Property. If the Exchange Property is subject to any mortgage, deed of trust or lease, Purchaser shall assume no liability or obligation with respect to said mortgage, deed of trust or lease. Purchaser makes no representations as to the tax consequences of any aspect of this transaction.
                           (xv) If the Exchange Property as may be designated
by Seller is not conveyed to Seller within the earlier of: (i) one hundred eighty (180) days after Closing; or (ii) the due date (determined with regard to extensions) of Seller's federal income tax return for the taxable year in which the transfer of the Property occurs or if no Exchange Property is designated within forty-five (45) days following Closing, then the Escrow Account shall be released to Seller, free of the escrow, and the obligations of Purchaser and Exchange Escrow Agent shall end. Notwithstanding failure of the Exchange Property to be conveyed to Seller as hereinabove set forth, the transfer of the Property to Purchaser shall not be subject to recession or revocation by Seller or Purchaser for any reason whatsoever.

                  [REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals or caused these presents to be signed and sealed by duly authorized persons the day and year first above written.
                                               SELLER:

WITNESSES:                                     LANCER ASSOCIATES, L.L.C.



______________________________                 By:__________________________
                                               Name:________________________
                                               Title:_______________________


WITNESS:                                       THE MOORESTOWN TWOSOME



______________________________                 By:__________________________
                                               Name:________________________
                                               Title:_______________________

                                               PURCHASER:

ATTEST:                                        MACK-CALI REALTY, L.P.,
                                               By:      Mack-Cali Realty
                                                        Corporation, its General
                                                        Partner


_______________________________                By:__________________________
                                               Name:________________________
                                               Title:_______________________


AS TO PARAGRAPHS 23 AND 26:

WITNESS:


_______________________________                ______________________________
                                               JOHN S. McGARVEY


_______________________________                ______________________________
                                               WILLIAM G. PRICE, JR.